                                                                     EXHIBIT 2.1

                                                                  CONFORMED COPY
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                             ACQUISITION AGREEMENT
                          AND PLAN OF REORGANIZATION

                                     Among


                            SMITHFIELD FOODS, INC.,
                              WENDELL H. MURPHY,
                               HARRY D. MURPHY,
                                JOYCE M. NORMAN
                            WENDELL H. MURPHY, JR.
                            WENDY MURPHY CRUMPLER,
                              STRATTON K. MURPHY
                                MARC D. MURPHY
                                      AND
                                 ANGELA BROWN



                         Dated as of November 15, 1999

                         Amended as of January 1, 2000

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            Page
                             Article I DEFINITIONS

1.1  Definitions...........................................................   1

              Article II ACQUISITION AND PLAN OF REORGANIZATION

2.1  The Mergers...........................................................   1
2.2  Statement of Estimated Consideration; Exchange of Shares..............   3
2.3  Closing...............................................................   3
2.4  Adjustment of Estimated Consideration.................................   3

         Article III REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

3.1  Organization; Qualification...........................................   6
3.2  Capitalization; Validity of Shares; Voting Trusts.....................   6
3.3  Authority Relative to Agreements......................................   7
3.4  Consents and Approvals................................................   7
3.5  Non-Contravention.....................................................   7
3.6  Environmental and Land Use Matters....................................   8
3.7  Licenses and Permits..................................................  10
3.8  Compliance with Laws..................................................  10
3.9  Financial Statements; Midwestern Operations Cost Advantage............  10
3.10 Absence of Changes....................................................  11
3.11 No Undisclosed Liabilities............................................  14
3.12 Litigation............................................................  15
3.13 Real Property.........................................................  15
3.14 Personal Property.....................................................  18
3.15 Inventory.............................................................  19
3.16 Sufficiency of Assets.................................................  19
3.17 Books and Records.....................................................  20
3.18 Intellectual Property; Computer Software..............................  20
3.19 Material Contracts....................................................  20
3.20 Insurance.............................................................  23
3.21 Labor Matters.........................................................  23
3.22 Employee Plans........................................................  25
3.23 Tax Matters...........................................................  27
3.24 Transactions with Certain Persons.....................................  29
3.25 Suppliers and Customers...............................................  30
3.26 Warranties; Product Liability.........................................  30
3.27 Banking Relationships.................................................  31
3.28 No Other Agreements to Sell the Assets or Stock of the Companies......  31
3.29 Prohibited Payments...................................................  31
3.30 Year 2000 Matters.....................................................  31
3.31 Brokers...............................................................  31
3.32 Securities Act and Other Securities Ownership Matters.................  32
3.33 Full Disclosure.......................................................  32

              Article IV REPRESENTATIONS AND WARRANTIES OF BUYER

4.1  Organization; Qualification..........................................  33
4.2  Buyer Common Shares to be Issued; Securities Act Matters.............  33
4.3  Authority Relative to Agreements.....................................  33
4.4  Consents and Approvals...............................................  34
4.5  Non-Contravention....................................................  34
4.6  Brokers..............................................................  34
4.7  Full Disclosure......................................................  34

                       Article V ADDITIONAL AGREEMENTS

5.1  Conduct of Business..................................................  35
5.2  Forbearances.........................................................  35
5.3  Negotiations with Others; Notification...............................  36
5.4  Investigation of Business and Properties.............................  36
5.5  Confidentiality......................................................  37
5.6  No Disclosure; Public Announcements..................................  37
5.7  Transfer Taxes; Expenses.............................................  37
5.8  Efforts to Consummate................................................  38
5.9  Regulatory Matters...................................................  39
5.10 Environmental Investigation..........................................  39
5.11 Related Party Accounts...............................................  40
5.12 Materials Received After Closing.....................................  40
5.13 Further Assurances...................................................  40
5.14 Rights to Examine Books and Records..................................  40
5.15 Certain Tax Matters..................................................  40
5.16 Allocation of Consideration..........................................  41
5.17 Deposit of $5 Million................................................  41
5.18 Excluded Assets; Related Land........................................  41

                Article VI CONDITIONS TO OBLIGATIONS OF BUYER

6.1  Representations and Warranties.......................................  41
6.2  Performance of this Agreement........................................  42
6.3  Consents and Approvals...............................................  42
6.4  Injunction, Litigation, etc..........................................  42
6.5  Legislation..........................................................  42
6.6  Proceedings..........................................................  42
6.7  Opinion of Counsel...................................................  42
6.8  Closing Deliveries...................................................  42
6.9  Material Adverse Change..............................................  43
6.10 Financing and Other Agreements.......................................  44
6.11 Resignations.........................................................  44
6.12 Due Diligence........................................................  44
6.13 Tax Matters..........................................................  44
6.14 Agreement with Shareholders..........................................  44
6.15 Escrow Agreement.....................................................  44

6.16  Escrow Deposit........................................................ 44
6.17  Agreement Regarding Related Party Grower Contracts.................... 45
6.18  Non-Competition Agreement............................................. 45
6.19  Title Insurance....................................................... 45
6.21  Sale of Feedmills..................................................... 45
6.22  Minimum Number of Sows................................................ 45

             Article VII CONDITIONS TO OBLIGATIONS OF SHAREHOLDERS
7.1   Representations and Warranties........................................ 45
7.2   Performance of this Agreement......................................... 46
7.3   Consents and Approvals................................................ 46
7.4   Injunction, Litigation, etc........................................... 46
7.5   Legislation........................................................... 46
7.6   Proceedings........................................................... 46
7.7   Opinion of Counsel.................................................... 46
7.8   Closing Deliveries.................................................... 46
7.9   Escrow Agreement...................................................... 47
7.10  Escrow Deposit and Estimated Consideration Price...................... 47
7.11  Registration Rights Agreement......................................... 47
7.12  Material Adverse Change............................................... 47
7.13  Tax Free Reorganizations.............................................. 47
7.14  Agreement regarding Related Party Grower Contracts.................... 47

           Article VIII SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

8.1   Survival of Representations........................................... 47
8.2   Indemnification by Shareholders....................................... 48
8.3   Indemnification by Buyer.............................................. 49
8.4   Notice and Defense of Claims.......................................... 49
8.5   Calculation of Covered Liabilities.................................... 51
8.6   Exclusive Remedy following Closing.................................... 52
8.7   No Circular Recovery.................................................. 52

                            Article IX TERMINATION

9.1   Termination........................................................... 53
9.2   Procedure: Effect of Termination...................................... 53
9.3   Additional Termination Right.......................................... 54

                         Article X GENERAL PROVISIONS

10.1  Notices............................................................... 54
10.2  Interpretation........................................................ 55
10.3  Entire Agreement...................................................... 56
10.4  No Third Party Beneficiaries.......................................... 56
10.5  Shareholders' Representatives......................................... 56
10.6  Successors and Assigns................................................ 57
10.7  Severability.......................................................... 57

 10.8  Amendment..........................................................  57
 10.9  Extension; Waiver..................................................  57
 10.10  Disclosure Schedules..............................................  57
 10.11  Counterparts......................................................  58
 10.12  Governing Law.....................................................  58
 10.13  Jurisdiction......................................................  58
 10.14  Specific Performance..............................................  58


EXHIBITS

     A    Form of Escrow Agreement
     B    Form of Registration Rights Agreement
     C    Form of Agreement with Shareholders
     D    Form of Agreement regarding Related Party Grower
           Contracts
     E    Form of Noncompetition Agreement
     F    Form of Opinion of Counsel for Shareholders
     G    Form of Opinion of Counsel for Buyer


SCHEDULES

     1.1(a)    Excluded Assets
     1.1(b)    Related Land
     1.1(c)    Working Capital Rules
     1.1(d)    Working Capital
     2.1       Mergers and Consideration Allocations
     3.1       Organization and Qualification
     3.2       Capitalization
     3.4       Consents and Approvals
     3.5       Non-Contravention
     3.6(a)    Environmental Permits
     3.6(b)    Hazardous Emissions, etc.
     3.6(c)    Waste Disposal Sites
     3.6(e)    Environmental Decrees and Orders
     3.6(f)    Environmental Reports
     3.6(h)    Land Use Restrictions
     3.6(i)    Environmental Permits
     3.7       Licenses and Permits
     3.8       Compliance with Laws
     3.9(c)    Midwestern Operations Cost Advantage
     3.10      Absence of Changes
     3.11      Undisclosed Liabilities
     3.12      Litigation
     3.13      Owned Real Property
     3.13(a)   Eminent Domain, etc.

     3.13(b)        Leased Real Property
     3.14(b)        Owned Personal Property
     3.14(c)        Leased Personal Property
     3.14(e)        Production Summary Report
     3.16           Non-Assets Used in Business
     3.18           Intellectual Property
     3.19           Material Contracts
     3.20           Insurance
     3.21(a)        Employment Agreements
     3.21(b)        Grievances
     3.21(c)        Unfair Labor Practices
     3.21(d)        Affirmative Action Plans
     3.21(e)        Wages
     3.21(f)        Actions relating to Employment Practices
     3.21(g)        OSHA
     3.21(i)        Employees
     3.22           Employee Plans
     3.22(b)(iv)    Employment at Will
     3.23           Tax Matters
     3.24           Transactions with Certain Persons
     3.25(a)        Suppliers
     3.25(b)        Customers
     3.27           Banking Relationships
     4.4            Consents and Approvals
     4.5            Noncontravention
     5.2            Exceptions to Forbearances
     5.11           Related Party Accounts
     8.2(a)         Retained Liabilities
     10.2(a)        The Companies' Executive Officers
     10.2(b)        Buyer's Executive Officers

                           ACQUISITION AGREEMENT AND
                            PLAN OF REORGANIZATION


     THIS ACQUISITION AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") dated as of November 15, 1999, amended as of January 1, 2000, is made among SMITHFIELD FOODS, INC., a Virginia corporation ("Buyer"), WENDELL H. MURPHY, HARRY D. MURPHY, JOYCE M. NORMAN, WENDELL H. MURPHY, JR., WENDY MURPHY CRUMPLER, STRATTON K. MURPHY, MARC D. MURPHY and ANGELA BROWN (individually, a "Shareholder" and collectively the "Shareholders").

                                   RECITALS

     Shareholders own all of the outstanding shares of capital stock of Murphy Farms, Inc., a North Carolina corporation ("Murphy Farms") and of each other corporation listed on Schedule 3.2, in each case in the respective amounts indicated on such Schedule (Murphy Farms and such other corporations being the "Companies", and all such shares in the Companies being referred to as the "Shares"). Buyer and the Shareholders desire for Buyer to acquire all of the capital stock of each of the Companies by causing Subsidiaries of Buyer (each a "Buyer Sub", and collectively the "Buyer Subs") to merge into the respective Companies, with the Companies being the Surviving Corporations (the "Surviving Corporations"), all for the consideration hereinafter set forth. For federal income tax purposes, the parties to this Agreement intend that each such merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     1.1 Definitions. The terms listed in Appendix A have the respective meanings specified therein.

                                  ARTICLE II
                    ACQUISITION AND PLAN OF REORGANIZATION

     2.1  The Mergers.

          (a)  The Mergers.  Upon the terms and subject to the satisfaction or
               -----------
waiver, if permissible, of the conditions hereof, and in accordance with the NCBCA, on the Closing Date the Buyer Subs shall be merged with and into the Companies as set forth in Schedule 2.1 (the "Mergers"). Following the Mergers, the separate corporate existences of the Buyer Subs shall cease and the Companies shall continue as the Surviving Corporations (the "Surviving Corporations") and shall be governed by the NCBCA.

          (b)  Effective Time.  On the Closing Date, the parties shall cause the
               --------------
Mergers to be consummated by causing articles of merger with respect to the Mergers to be executed and filed, and the Mergers shall become effective in accordance with the relevant provisions of the NCBCA (the "Effective Time").

          (c)  Effects of the Mergers.  The Mergers shall have the effects set
               ---------------------
forth in Section 11-06 of the NCBCA.

          (d)  Articles of Incorporation and By-Laws.  The Articles of
               -------------------------------------
Incorporation of the applicable Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the applicable Surviving Corporation. The By-Laws of the applicable Buyer Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the applicable Surviving Corporation.

          (e)  Directors.  The directors of the applicable Buyer Sub immediately
               ---------
prior to the Effective Time shall be the initial directors of the applicable Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

          (f)  Officers.  The officers of the applicable Buyer Sub immediately
               --------
prior to the Effective Time shall be the initial officers of the applicable Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

          (g)  Conversion of the Companies' Stock.  Each share of common stock
               ----------------------------------
of each Company outstanding immediately prior to the Effective Time (other than shares of common stock, if any, owned by Buyer, or any Subsidiary of Buyer) shall, by virtue of the Mergers and without any action on the part of the holder thereof, automatically be converted into the right to receive the Consideration allocated to such Company as set forth in Schedule 2.1 divided by the aggregate number of shares of common stock of such Company outstanding at the Effective Time (other than shares of common stock, if any, owned by Buyer or any Subsidiary of the Buyer or the Companies or any Subsidiary of the Companies). Each share of common stock of the Companies owned by Buyer or any Subsidiary of Buyer or the Companies or any Subsidiary of the Companies immediately prior to the Effective Time shall, by virtue of the Mergers and without any action on the part of the holder thereof, automatically be canceled and cease to exist at and after the Effective Time and no consideration shall be paid with respect thereto.

          (h)  Conversion of Buyer Sub Common Stock.  Each share of common stock
               ------------------------------------
of each Buyer Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Mergers and without any action on the part of the holder thereof, automatically be converted into and thereafter represent one validly issued, fully paid and nonassessable share of common stock of the applicable Surviving Corporation, so that thereafter Buyer will be the sole and exclusive owner of all of the outstanding capital stock of each of the Surviving Corporations.

     2.2  Statement of Estimated Consideration; Exchange of Shares.

          (a) Prior to the Closing Date, the Shareholders' Representatives shall deliver to Buyer a statement signed by the Shareholders' Representatives setting forth in reasonable detail the calculation of the Estimated Consideration, allocated among each of the Companies, which calculation shall be acceptable to Buyer, acting reasonably.

          (b) At the Closing, Buyer will (i) deposit with the Escrow Agent the Escrow Deposit to be held and disbursed in accordance with the terms of the Escrow Agreement, and (ii) deliver to the Shareholders' Representatives such number of Buyer Common Shares as shall equal the Estimated Consideration minus the Escrow Deposit.

          (c) If, after the Closing Date, certificates representing shares of common stock of the Companies are presented to the Surviving Corporations' such certificates shall be canceled and exchanged for Buyer Common Shares as provided in this Section 2.2.

     2.3 Closing. The closing (the "Closing") shall take place at the offices of McGuire, Woods, Battle & Boothe LLP, One James Center, Richmond, Virginia, at 10:00 a.m. local time on January 5, 2000 or such other date as the parties shall agree (the "Closing Date"). If the Closing takes place, the Closing and all of the transactions contemplated by this Agreement shall be deemed for all purposes, including (i) tax purposes and (ii) the transfer of the benefits and burdens of ownership, including income and loss, to have occurred on the Effective Date, subject in each case to the other provisions of this Agreement (including without limitation the transfer of the Excluded Assets and the indemnification provisions herein).

     2.4  Adjustment of Estimated Consideration.

          (a) As promptly as practicable, but in no event later than the later of (i) 90 days after the Closing Date and (ii) 30 days after the receipt by Buyer and Buyers' Auditors of the final federal income Tax Returns for the periods ending as of the day before the Effective Date for each of the Companies, Buyer shall prepare and deliver to the Shareholders' Representatives
(i) schedules showing (A) the line items comprising the Working Capital as of the Effective Date, (B) the Companies Debt as of the Effective Date, (C) the net present value of the cash to accrual basis tax liability and (D), in the event the Closing Date is before December 31, 1999, the Surviving Corporations Earnings Adjustment and (ii) a schedule setting forth the calculation of the Consideration, in each case, setting forth in reasonable detail the data and calculations set forth therein, together with a certification, signed by the Vice President and Chief Financial Officer of Buyer, stating that the foregoing schedules have been prepared in conformity with GAAP applied on a basis consistent with the basis on which the Audited Financial Statements and the Interim Financial Statements were prepared, except as otherwise contemplated by the definitions of Working Capital, Companies Debt and the Surviving Corporations Earnings, and in conformity with the provisions of this Agreement (collectively, the "Preliminary Closing Date Adjustment Schedules").

          (b) The Shareholders, Shareholders' Auditors and other representatives of the Shareholders shall have full access during normal business hours to all relevant books and records and employees of the Companies to the extent required to review the Preliminary Closing Date Adjustment Schedules and the resolution of any dispute with respect thereto, and shall be permitted to review the working papers, if any, of Buyer or Buyer's Auditors relating thereto. Buyer and Buyer's Auditors shall cooperate with the Shareholders and Shareholders' Auditors in facilitating such review. Unless the Shareholders' Representatives gives written notice to Buyer on or before the 45/th/ day after the Shareholders' Representatives' receipt of the Preliminary Closing Date Adjustment Schedules specifying in reasonable detail all disputed items and the basis therefor, the Shareholders shall be deemed to have accepted and agreed to the Preliminary Closing Date Adjustment Schedules. If the Shareholders' Representatives so notify Buyer in writing of the Shareholders' objection to one or more items set forth in the Preliminary Closing Date Adjustment Schedules, Buyer and the Shareholders' Representatives shall, within 30 days following such notice (the "Resolution Period"), attempt to resolve their differences with respect to any disputed amounts and any resolution by them as to any disputed amounts shall be in writing and shall be final, binding and conclusive. The Shareholders shall be deemed to have accepted and agreed to the items set forth in the Preliminary Closing Date Adjustment Schedules that are not disputed in the manner set forth above. During the period of any dispute within the contemplation of this Section 2.6, Buyer, the Buyer's Auditors and other representatives of Buyer shall be permitted to review the working papers, if any, of the Shareholders' Auditors relating to the Preliminary Closing Date Adjustment Schedules. The Shareholders and the Shareholders' Auditors shall cooperate with Buyer and the Buyer's Auditors in facilitating such review.

          (c) If at the conclusion of the Resolution Period amounts remain in dispute, then all amounts remaining in dispute shall be submitted, as soon as practicable, to the Neutral Auditors. The parties agree to execute a reasonable engagement letter if requested by the Neutral Auditors. The Neutral Auditors shall act as an arbitrator to determine only those issues still in dispute. The Neutral Auditors' determination shall be made within 30 days after the expiration of the Resolution Period, shall be set forth in a written statement delivered to Buyer and the Shareholders' Representatives and shall be final, binding and conclusive. The term "Final Closing Date Adjustment Schedules," as used herein, means the definitive Closing Date Adjustment Schedules agreed, or deemed to have been agreed, to by Buyer and the Shareholders' Representatives in accordance with Section 2.6(b) or the definitive Closing Date Adjustment Schedules resulting from the determination by the Neutral Auditors in accordance with this Section 2.6(c) (in addition to those items theretofore agreed by Buyer and the Shareholders' Representatives).

          (d) After the resolution of all disputes with respect to the Final Closing Date Adjustment Schedules the parties shall determine the difference between the Estimated Consideration and the Consideration (the "Consideration Adjustment"). In the event that the Consideration as set forth in the Final Closing Date Adjustment Schedules is greater than the Estimated Consideration,
(i) the Escrow Agreement shall terminate and the entire Escrow Fund shall be distributed to the Shareholders' Representatives for distribution to the Shareholders as their interests shall appear and (ii) Buyer shall issue to the Shareholders such additional whole number of Buyer Common Shares as equals the amount of the Consideration Adjustment (ignoring for this purpose any fractional share calculated). In the event that the Consideration as set forth in the Final Closing Date Adjustment Schedules is less than the Estimated Consideration, and the Consideration Adjustment is not more than the number of Buyer Common Shares held in the Escrow Fund (i) there shall be delivered to Buyer from the Escrow Fund such whole number of Buyer Common Shares as equals the amount of the Consideration Adjustment (ignoring for this purpose any fractional share calculated), and the balance, if any, of the Escrow Fund shall be delivered to the Shareholders' Representatives for distribution to the Shareholders as their interests shall appear. In the event that the Consideration as set forth in the Final Closing Date Adjustment Schedules is less than the Estimated Consideration, and the Consideration Adjustment is more than the number of Buyer Common Shares held in the Escrow Fund (i) there shall be delivered to Buyer the entire Escrow Fund and (ii) the Shareholders shall redeliver to Buyer such whole number of Buyer Common Shares received by the Shareholders at the Closing as equals the difference between the amount of the Consideration Adjustment minus the number of Buyer Common Shares distributed to Buyer from the Escrow Fund (ignoring for this purpose any fractional share calculated). All deliveries contemplated by this Section 2.4(d) shall be made within ten (10) Business Days after delivery of the Final Closing Date Adjustment Schedules.

          (e) The fees of Buyer's Auditors incurred in connection with the preparation of the Preliminary and Final Closing Date Adjustment Schedules shall be borne by Buyer, and the fees of the Shareholders' Auditors incurred in connection with their review of the Preliminary and Final Closing Date Adjustment Schedules shall be borne by the Shareholders. The fees of any Neutral Auditors shall be borne by the Shareholders and Buyer in such amount(s) as shall be determined by the Neutral Auditors based on the proportion that the aggregate dollar amount of disputed items submitted to the Neutral Auditors that is unsuccessfully disputed by the Shareholders, on the one hand, or Buyer, on the other hand, as determined by the Neutral Auditors, bears to the total dollar amount of such disputed items so submitted.

                                  ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

     As an inducement to Buyer to enter into this Agreement, Shareholders hereby make, as of the date hereof and as of the Closing Date, the following representations and warranties to Buyer, except as otherwise set forth in written disclosure schedules (the "Schedules") delivered to Buyer prior to the execution hereof, a copy of which is attached hereto. The Schedules are numbered to correspond to the various sections of this Article III setting forth certain exceptions to the representations and warranties contained in this
Article III and to certain other information called for by this Agreement. Unless otherwise specified, no disclosure made in any particular Schedule shall be deemed made in any other Schedule unless expressly made therein (by cross-reference or otherwise) unless, and only to the extent that, it would fairly be understood on its face to contain information which also is applicable to the representations and warranties to which such other Schedule relates.

     Each Shareholder, as to himself or herself and as to each of the Companies in which he or she is a shareholder, jointly and severally with each other Shareholder in such Company, represents and warrants to Buyer the following; provided that (i) as to each Shareholder other than Wendell H. Murphy and Harry
--------
D. Murphy, such representations are based solely on his or her actual knowledge,
(ii) no Shareholder makes any representation with respect to (A) Excluded Assets or (B) any Company in which he or she is not, and has never been, a shareholder and (iii) in so far as any representation relates to Contract Farms such representation is based solely on the actual knowledge of Shareholders:

     3.1  Organization; Qualification.

          (a) Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of the jurisdictions disclosed in
Schedule 3.1, respectively; and each of the Companies has all power and authority to own or lease all of its respective properties and assets and to carry on its business as it is presently being conducted. Each of the Companies is duly qualified and in good standing to transact business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be in good standing or to be duly qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Companies. Each jurisdiction in which any of the Companies is qualified to do business is set forth in Schedule 3.1. Shareholders have heretofore delivered to Buyer complete and correct copies of the Articles of Incorporation and Bylaws of each of the Companies as currently in effect.

          (b) A complete list of the directors and officers of each of the Companies is set forth in Schedule 3.1.

          (c) Since January 1, 1987, none of the Companies has or has ever had any Subsidiary except as disclosed in Schedule 3.1.

     3.2  Capitalization; Validity of Shares; Voting Trusts.


          (a) The authorized capitalization of each of the Companies and the shares of capital stock thereof which are outstanding are set forth in Schedule
3.2. All of the outstanding shares of capital stock (i) have been duly authorized, are validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive rights, and (ii) except as set forth in
Schedule 3.2, are owned beneficially and of record as set forth in Schedule 3.2, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws) and Encumbrances. As to any Subsidiary of any Company, all of the outstanding capital stock of each such Subsidiary is as described in Schedule 3.2 and is duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Schedule 3.2, all of the capital stock of each such Subsidiary is wholly-owned by one or more of the Companies. Except for

Encumbrances which are set forth in Schedule 3.2 and will be released prior to Closing, all shares of capital stock of such Subsidiaries are owned free and clear of encumbrances.

          (b) Except as set forth in Schedule 3.2, (i) none of the Companies has any commitment to issue or sell any shares of capital stock, or any securities or obligations convertible into or exchangeable for, or giving any Person any right to acquire from any of the Companies, any shares of capital stock, and no such securities or obligations are outstanding and (ii) there are no obligations or commitments of any kind for the repurchase, redemption or other acquisition of any shares of capital stock of any of the Companies.

          (c) Except as set forth in Schedule 3.2, none of the Companies, directly or indirectly, owns any capital stock of or other equity interest in any corporation, partnership or other Person.

          (d) Except as set forth in Schedule 3.2, there are no shareholders agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of the capital stock or any other ownership interests of any of the Companies.

     3.3 Authority Relative to Agreements. Each Shareholder has all necessary power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby and to perform Shareholder's obligations hereunder and thereunder. This Agreement has been, and when executed the Ancillary Agreements will have been, duly executed and delivered by each Shareholder and, assuming that Buyer has duly authorized, executed and delivered this Agreement and the Ancillary Agreements, this Agreement constitutes, and the Ancillary Agreements, when executed and delivered will constitute, valid and binding obligations of each Shareholder, enforceable against each Shareholder and each Shareholder's heirs, assigns and personal representatives in accordance with their terms.

     3.4 Consents and Approvals. No consent, waiver, agreement, approval or authorization of, or declaration, filing, notice or registration to or with, any Governmental Authority is required to be made or obtained by any Shareholders or any of the Companies in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby other than those set forth in
Schedule 3.4. Except as set forth in Schedule 3.4, there is no requirement that any party to any Material Contract to which any Shareholders or any of the Companies is a party, or by which any of them is bound, consent to the execution and delivery of this Agreement or the Ancillary Agreements by any Shareholders or the consummation of the transactions contemplated hereby and thereby.

     3.5 Non-Contravention. The execution, delivery and performance by Shareholders of this Agreement and the Ancillary Agreements does not, and the consummation by Shareholders of the transactions contemplated hereby and thereby will not (i) violate or result in a breach of any provision of the Articles of Incorporation or

Bylaws of any of the Companies, (ii) except as described in Schedule 3.5, conflict with, result in a breach of or result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any Shareholders or any of the Companies is a party or by which any Shareholders or any of the Companies is bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any Shareholders or any of the Companies or any of their Assets.

     3.6  Environmental and Land Use Matters.

          (a) Except as set forth in Schedule 3.6(a), none of the Companies is required to obtain any Environmental Permits to conduct the Business as it is presently being conducted, including those relating to (i) emissions, discharges or threatened discharges of pollutants, contaminants, solid waste, hazardous or toxic substances or petroleum into the air, surface water, ground water or the ocean, or on or into the land ("Hazardous Emissions") or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, solid waste, hazardous or toxic substances, or petroleum ("Handling Hazardous Substances"), whether by any of the Companies or by a third party on its or their behalf. Schedule 3.6(a) contains a complete and correct list of all such Environmental Permits, all of which are in full force and effect and all of which will remain in full force and effect following consummation of the transactions contemplated hereby. The Facilities are in compliance with all Environmental Permits and Environmental Laws, and Shareholders have not received any notice from any Governmental Authority indicating that the Facilities are not in compliance or requesting information that may reasonably result in issuance of notice that the Facilities are not in compliance.

          (b) No underground storage tanks or underground storage receptacles for Hazardous Substances are located on the Facilities, there have been no releases of Hazardous Substances in, on, under or from the Facilities and, to the knowledge of the Shareholders no owners or operators of real property adjacent to the Facilities spilled, released or discharged any Hazardous Substances onto such adjacent properties. Except as set forth in Schedule 3.6(b), no facts, conditions or events exist which (i) interfere with, prevent, or, with the passage of time, could interfere with or prevent continued compliance in all material respects with any of the Environmental Permits or any Environmental Law, (ii) may give rise to any liability of any of the Companies (whether based in contract, tort, implied or express warranty, criminal or civil statute or otherwise) under any Environmental Law relating to the Hazardous Emissions or Handling Hazardous Substances or (iii) obligate any of the Companies or, with the passage of time, could cause any of the Companies to be obligated to clean up, remedy, abate or otherwise restore to a former condition, by themselves or jointly with others, any contaminated surface water, ground water, soil or any natural resources associated therewith either on the Facilities or at any property owned by a third party, or any building, structural or insulation materials located on or in the Facilities that contain greater than 1% asbestos, and none of the Companies have received any notice of, or are otherwise aware of any facts, events or conditions which interfere with or prevent continued compliance or give rise to any such liability or obligation.

          (c) Schedule 3.6(c) contains a complete list of all waste disposal sites to which the Companies have transported, or have caused to be transported, solid or hazardous waste for purposes of disposal since January 1, 1994.

          (d) Since January 1, 1994, or to the knowledge of the Shareholders prior to such date, the Companies have not (i) released any person from any claim under any Environmental Law or waived any rights concerning any violation of Environmental Law or (ii) contractually indemnified any person for any violation of Environmental Law related to the Facilities or any real property formerly owned by the Companies.

          (e) Except as set forth in Schedule 3.6(e), there are no consent decrees, consent orders, judgments, judicial or administrative orders or agreements (other than Licenses and Permits) with or liens by any Governmental Authority or quasi-governmental entity relating to any Environmental Law which regulate, obligate or bind any of the Companies.

          (f) True and correct copies of any Environmental Reports prepared since January 1, 1994, have been delivered to Buyer, and a list of all such reports, audits and assessments is set forth in Schedule 3.6(f).

          (g) There are no (i) accumulations of mining spoil, spent batteries, used tires, used appliances, out-of-service equipment, spent or outdated fertilizers or chemicals (or containers or packages therefor) or other accumulations of solid waste discarded at the Facilities or (ii) currently operated or formerly used landfills at the Facilities.

          (h) (i) The Facilities have all special exceptions, special use permits, conditional use permits, variances, zoning permits, certificates of occupancy, consents and approvals ("Land Use Approvals") as necessary to own and operate the Facilities as they are currently being operated, all such Land Use Approvals are in full force and effect and all will remain in full force and effect following consummation of the transactions contemplated hereby; (ii) the Facilities are in compliance with all Land Use Approvals and zoning and land use laws, rules, regulations, ordinances and judicial and administrative consents and orders ("Land Use Requirements"); (iii) the Facilities are being operated in compliance with all nutrient management and waste management plans, and similar plans; (iv) neither the Companies nor Shareholders have received any written notice from any Governmental Authority of any (a) violation of any Land Use Requirements, (b) pending or threatened proceedings or governmental action or
(c) process that seeks to modify the zoning classifications of any of the Facilities; and (v) no facts, conditions or events exist which interfere with, prevent, or, with the passage of time, could continue to interfere with or prevent continued compliance of the Facilities with the Land Use Requirements or the operation of the Facilities as currently being operated or their expansion, including, without limitation, any non-conforming use designations, other than as disclosed in Schedule 3.6(h).

          (i) Except as set forth in Schedule 3.6(i), Shareholders do not have knowledge that any Environmental Permits or Land Use Approvals that are not yet required to be obtained by the date hereof for the ownership or operation of the Facilities, but that are reasonably anticipated to be required in the future, will not be granted prior to the time when needed, free from any terms or conditions that would require material changes in the current activities or operations at the Facilities or would materially limit any of the Companies' currently planned future activities or operations.

     3.7 Licenses and Permits. The Companies have all Licenses and Permits required to conduct the Business as it is presently being conducted. Schedule
3.7 contains a complete and correct list of all such Licenses and Permits, all of which are in full force and effect and all of which will remain in full force and effect following consummation of the transactions contemplated hereby. The Business has been conducted in compliance in all material respects with such Licenses and Permits. Since January 1, 1994, no notice of a violation of any such License or Permit has been received by the Companies or Shareholders or, to the knowledge of Shareholders, recorded or published, and no proceeding is pending or, to the knowledge of Shareholders threatened, to revoke or limit any of them. Shareholders do not believe and have no reason to believe that the Licenses or Permits in effect on the date hereof will not be renewed or will be renewed with conditions that materially affect the operation of the Business. The Companies and the Shareholders have not received any written notice to the effect that, or otherwise have any knowledge that, (i) the Companies are not currently in compliance with, or are in violation of, any such Licenses and Permits in any material respect or (ii) any currently existing circumstances are likely to result in a failure of the Companies to comply with, or in a violation by the Companies of, any such Licenses and Permits in any material respect.

     3.8 Compliance with Laws. The Companies have not violated, and are in compliance with, (i) all applicable laws, statutes, ordinances, regulations, rules, policies, guidelines and orders of every federal, state, local or foreign government and every federal, state, local or foreign court or other Governmental Authority (collectively, "Laws") and (ii) every judgment, decision, decree or order of any court or governmental agency, department, authority or instrumentality (collectively, "Decrees"), relating to the Assets, Business or operations of the Companies, except to the extent that any such violation or failure to comply is likely to result in Covered Liabilities of less than $50,000 singly or $250,000 in the aggregate. The Companies have not received any written notice to the effect that, nor do Shareholders have knowledge that, (i) the Companies are not currently in compliance with, or are in violation of, any applicable Laws or (ii) any currently existing circumstances are reasonably likely to result in a failure of the Companies to comply with, or a violation by the Companies of, any Laws, which such failure to comply or violation would be reasonably likely to result in Covered Liabilities in excess of $50,000 singly or $250,000 in the aggregate.

     3.9  Financial Statements; Midwestern Operations Cost Advantage.

          (a) Buyer has previously been delivered true and complete copies of
(i) the audited financial statements, including the notes thereto, of the Companies for the three years ended October 31, 1998 (the "Audited Financial Statements") together with the report on such financial statements of Shareholders' Auditors, and (ii) the unaudited financial statements of the Companies for the ten months ended August 28, 1999 (the "Interim Financial Statements"). The Audited Financial Statements present fairly, in all material respects, the financial position of the Companies as of such dates and the results of operations and cash flows for such periods and have been prepared in accordance with GAAP. The Interim Financial Statements present fairly the financial position of the Companies as of such date and the results of operations and cash flows for the periods set forth therein and have been prepared in accordance with GAAP applied on a consistent basis, subject to changes resulting from normal year-end audit adjustments and the absence of footnotes required by GAAP.

          (b) The accounting and financial records of the Companies have been prepared and maintained in accordance with GAAP, consistently applied throughout the periods indicated except as expressly disclosed in the notes to the Audited Financial Statements, and sound bookkeeping practices. The Companies maintain systems of internal accounting controls sufficient to provide reasonable assurance that (i) material transactions are executed in accordance with management's general or specific authorizations, (ii) material transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          (c) The hog raising costs of the Companies' Midwestern operations are at least $3.00/cwt. lower than the hog raising costs of the Companies' Eastern operations, as set forth in Schedule 3.9(c).

     3.10 Absence of Changes. Except as set forth in Schedule 3.10, since August 28, 1999 (except as otherwise expressly noted below), (a) the Business has been operated in the ordinary course consistent with past practices, (b) there has not been any Material Adverse Change with respect to the Business, or any material deterioration of relations between the Companies and their suppliers (including without limitation parties to grower contracts of the Companies), customers or Personnel and (c) to the knowledge of Shareholders, there has been and is no threatened Material Adverse Change with respect to the Companies. Without limiting the generality of the foregoing, except as contemplated by Section 5.18 hereof and except as set forth in Schedule 3.10, the Companies have not:

               (i) sold, assigned, leased or transferred any of the Assets that exceed $100,000 individually or $250,000 in the aggregate in book value or fair market value, other than (A) Inventory sold or disposed of in the ordinary course of business, consistent with past practice, to Buyer or persons who are not Affiliates of the Companies for fair consideration and (B) the assets comprising the feedmill operations as contemplated by Section 6.20 hereof;

               (ii) canceled or terminated, or amended, modified or waived any material term of, any Material Contract, except in the ordinary course of business;

               (iii) (A) increased the compensation payable or to become payable to any of its directors or officers, (B) increased the base compensation payable or to become payable to any of its Personnel who are not directors or officers, except for normal periodic increases in such base compensation (not exceeding, in each case, 5%) in the ordinary course of business, consistent with past practice, (C) increased the sales commission rate payable or to become payable to any of its Personnel who are not directors or officers, (D) granted, made or accrued any loan, bonus, severance, termination or continuation fee, incentive compensation (excluding sales commissions), service award or other like benefit, contingently or otherwise, to or for the benefit of any of its Personnel, except pursuant to the Employee Plans set forth in Schedule 3.22, (E) adopted, amended or caused or suffered any addition to or modification of any Employee Plan, other than (1) contributions made in the ordinary course of business, consistent with past practice or (2) the extension of coverage to any of its Personnel who become eligible after the date of this Agreement, (F) granted any stock options or performance unit grants or other interest under any Employee Plan, (G) entered into any new employment or consulting agreement or caused or suffered any written or oral termination, cancellation or amendment of any such employment or consulting agreement to which it is a party (except with respect to any employee at will without a written agreement),
          (H) entered into any collective bargaining agreement or caused or suffered any termination or amendment of any collective bargaining agreement to which it is a party or (I) with respect to any Shareholders, or any Affiliate of any Shareholders, granted, made or accrued any payment or distribution or other like benefit, contingently or otherwise, or otherwise transferred Assets, including any payment of principal of or interest on any debt owed to any such Shareholders or Affiliate, other than (1) any payments to such person in the ordinary course of business in his capacity as an employee of the Companies and (2) any transactions between the Companies, in the ordinary course of business and on an arms' length basis;

               (iv) made any capital expenditure or commitment to make any capital expenditure in excess of $100,000;

               (v)    executed (A) any Lease for real property or
          (B) any Lease for personal property involving annual payments in excess of $50,000, or, with respect to clauses (A) and (B) of this clause (v), offered to execute any Lease or incurred any liability therefor;

               (vi)   made any payments or given any other
          consideration to customers or suppliers, other than payments under, and in accordance with the terms of, Contracts in effect at the time of such payment;

               (vii) changed its accounting methods, principles or practices, including any change in the application or interpretation of GAAP;

               (viii) suffered any damage, destruction or casualty loss (whether or not covered by insurance) affecting its physical properties that exceeded $100,000 in any one instance or $250,000 in the aggregate;

               (ix) (A) issued or sold, or entered into any agreement obligating it to issue or sell (B) directly or indirectly redeemed, purchased or otherwise acquired, or split, combined, reclassified or otherwise adjusted, any class or series of capital stock, or any securities convertible into or exchangeable for capital stock or (C) declared or paid any dividend or other distribution in respect of any class or series of capital stock;

               (x) (A) incurred any indebtedness for borrowed money or entered into any commitment to borrow money except for drawings under the Companies' revolving line of credit in the ordinary course of business or (B) incurred any obligations for any performance bonds, payment bonds, bid bonds, surety bonds, letters of credit, guarantees or similar instruments;

               (xi) taken any action in anticipation of the execution of this Agreement or for any other reason to delay or defer expenses (including delay or postponement of capital expenditures or the payment of accounts payable), liabilities or obligations of any kind whatsoever or to accelerate any income, revenue, payment or similar item, other than in the ordinary course of business consistent with past practice;

               (xii)  paid, discharged or satisfied any
          liability, other than any such payment, discharge or satisfaction in the ordinary course of business, consistent with past practice of (A) liabilities reflected or reserved against on the balance sheets in the Audited Financial Statements, the Unaudited Financial Statements or in the Interim

          Financial Statements or incurred subsequent thereto in the ordinary course of business, consistent with past practice, or (B) liabilities under, and in accordance with the terms of, any Material Contracts, Licenses and Permits and other commitments set forth in the Schedules;

               (xiii) changed or amended any of their articles of incorporation or bylaws or similar organizational documents;

               (xiv) (A) acquired (by merger, consolidation, acquisition of stock, other securities or assets or otherwise), (B) made a capital investment (whether through the acquisition of an equity interest, the making of a loan or advance or otherwise) in or (C) guaranteed indebtedness for borrowed money of, (1) any Person or (2) any portion of the assets of any Person that constitutes a division or operating unit of such Person;

               (xv) mortgaged or pledged, or otherwise made or suffered any Encumbrance (other than any Permitted Encumbrance) on, any of their material Assets or group of their Assets that is material in the aggregate;

               (xvi) revalued any of their Assets, including any write-off of notes or accounts receivable or any increase in any reserve (other than in the ordinary course of business consistent with past practice), involving in excess of $10,000 individually or $50,000 in the aggregate (such amounts to be calculated without netting any decrease);

               (xvii) amended, cancelled or suffered termination of any License or Permit that is material to any of the Companies;

               (xviii) canceled, waived or released any right or claim (or series of related rights or claims) involving in excess of $10,000 individually or $50,000 in the aggregate; or

               (xix) made any material change in the policies or practices relating to purchasing practices, selling practices, returns, discounts or other terms of purchase or sale or accounting therefor or in policies of employment; or entered into any Contract to do any of the foregoing.

     3.11 No Undisclosed Liabilities. The Companies do not have any liabilities, obligations or commitments of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, except (i) as and to the extent set forth in the balance sheet included in the Audited Financial Statements and the Interim Financial Statements or specifically disclosed in the notes thereto, (ii) liabilities and obligations incurred after October 31, 1998 in the ordinary course of business and not prohibited by this Agreement and (iii) as set forth in Schedule 3.11. None of the liabilities described in clause (ii) of this Section 3.11 relates to any breach of Contract, breach of warranty, tort, infringement or violation of Law or arose out of any Action.

     3.12 Litigation. Except as set forth in Schedule 3.12, there is no outstanding order, writ, injunction, judgment or decree by any court or Governmental Authority or any Action pending or, to the knowledge of Shareholders, threatened (i) against, related to or affecting (A) the Companies, the Business, their operations or their Assets, (B) any director, officer or Shareholder in any of the Companies in their capacity as such or (C) any Employee Plan of the Companies, (ii) relating to the transactions contemplated hereby, (iii) that involve the risk of criminal liability or (iv) in which the Companies are a plaintiff (including any derivative suits brought by or on behalf of the Companies), and Shareholders do not have knowledge of any event or development that is reasonably expected to result in any such Action. The Companies are not in default with respect to any Action listed in Schedule 3.12, and there are no unsatisfied judgements or awards against the Companies or the Business or their Assets. To the knowledge of Shareholders, none of the Actions listed in Schedule 3.12, if adversely determined, would reasonably be expected to have a Material Adverse Effect on the Companies, individually or in the aggregate.

     3.13 Real Property.

          (a)  Owned Real Property.  Schedule 3.13 contains a complete and
               -------------------
correct list of all of the real property (other than Leased Real Property (hereinafter defined)) used in connection with the Business (together with the Related Land, the "Real Property"). Except as set forth in Schedule 3.13 and except for Permitted Encumbrances, the Companies have good and marketable fee simple title to all of the Real Property, including the buildings, structures and other improvements located thereon, free and clear of any Encumbrances. Without limiting the foregoing, there are no outstanding options or rights of first refusal or first offer to purchase the Real Property, or any portion thereof or interest therein. Except as disclosed in Schedule 3.13(a), there are no eminent domain (which term, as used herein, shall include other compulsory acquisitions or takings by Governmental Authority) proceedings pending or, to the knowledge of Shareholders, threatened against any Real Property or any material portion thereof which proceedings (if resulting in a taking of any Real Property by a Governmental Authority) could have a material adverse effect on the use or value of such Real Property as now used by the Companies. Shareholders have delivered or caused to be delivered to Buyer, with respect to the Real Property, true and correct copies of any title insurance commitments, title insurance policies and surveys in the possession of Shareholders or the Companies. Except as disclosed in Schedule 3.13(a), none of Shareholders or the Companies has received any notice from any Governmental Authority of any zoning, land use, building, fire or health code or other legal violation in respect of any Real Property, other than violations which have been corrected or which could not, individually or in the aggregate, have a material adverse effect on the use or value of such Real Property as now used in the Business. Each Real Property is adequate (from both a legal and a physical perspective, including, without limitation, with respect to compliance with recorded agreements affecting the Real Property and listed in Schedule 3.13(a), but only to the extent compliance with such agreements is the responsibility of Shareholders or the Companies under the terms of such agreements) for the use now made thereof in the Business, except for such inadequacies as could not, individually or in the aggregate, have a material adverse effect on the use of such Real Property as now used in the Business.

          (b)  Leased Real Property.
               --------------------

               (i) Schedule 3.13(b) sets forth all leases ("Real Property Leases") pursuant to which Facilities are leased by the Companies (as lessee), true and correct copies of which have been delivered to Buyer. Such Real Property Leases constitute all leases, subleases or other occupancy agreements pursuant to which the Companies occupy or use such Facilities. The Companies have a good and valid leasehold interest in all leased property described in such Real Property Leases (the "Leased Real Property"), free and clear of any and all Encumbrances other than any Permitted Encumbrances which would not permit the termination of the lease therefor by the lessor. With respect to each such parcel of Leased Real Property (A) to the knowledge of Shareholders, there are no pending or threatened condemnation proceedings or Actions relating to such Leased Real Property, (B) neither the Companies nor, to the knowledge of Shareholders, any third party has entered into any sublease, license, option, right, concession or other agreement or arrangement, written or oral, granting to any Person (other than the Companies) the right to use or occupy such Leased Real Property or any portion thereof or interest therein (C) the Companies have not received written notice of any pending or, to the knowledge of Shareholders, threatened special assessment relating to such Leased Real Property and (D) the Companies enjoy peaceful and undisturbed possession of the Leased Real Property.

               (ii) With respect to each such Real Property Lease listed in Schedule 3.13(b), (A) there is no material default under any such Real Property Lease by the Companies or, to the knowledge of Shareholders, by any other party thereto, (B) except as set forth in
          Schedule 3.4, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not cause a material default under any such Real Property Lease,
          (C) each such Real Property Lease is a valid and binding obligation of the respective lessors and Companies, is in full force and effect with respect to the lessors and the Companies and is enforceable against the respective lessors and Companies in accordance with its terms, except as the enforceability thereof may be limited by (1) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (2) general principles of equity, whether considered in a proceeding at law or in equity,
          (D) no action has been taken by the Companies and, to the knowledge of Shareholders no event has occurred which, with notice or lapse of time or both, would permit termination, modification or acceleration by a party thereto other than the Companies, without the consent of the Companies, under any such Real Property Lease that is material to the Companies, (E) to the knowledge of Shareholders, no party has repudiated in writing any material term thereof or threatened in writing to terminate, cancel or not renew any such Real Property Lease that is material to the Companies and
          (F), except as set forth in Schedule 3.13(b), the Companies have not assigned, transferred, conveyed, mortgaged or encumbered any interest therein or in any leased property subject thereto (or any portion thereof).

          (c)  Compliance, Utilities and Other Matters.  With respect to the
               ---------------------------------------
Real Property and the Leased Real Property:

               (i) the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws and ordinances (and none of the properties or buildings or improvements thereon is subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications) and do not encroach on any easement which burdens the land. Access to the property is provided by paved public right of way with adequate curb cuts available;

               (ii) all Facilities thereon have received all approvals of Governmental Authorities (including Licenses and Permits) required in connection with the ownership or operation thereof and have been operated and maintained in compliance in all material respects with applicable laws, rules and regulations;

               (iii) all Facilities thereon are supplied with utilities and other services necessary for the present operation of such Facilities, including gas, electricity, water, telephone, sanitary sewer and storm sewer; and

               (iv) each of the Companies' hog production facilities is situated on farm land (including adjacent spray fields) sufficient in terms of size and soil condition to permit adequate land application of all effluents (including land application spraying) from the hog production operation to the extent allowed under the

          Environmental Permits and Land Use Approvals, and there is sufficient lagoon capacity to store all effluents during periods when land application is not permitted under such Environmental Permits and Land Use
          Approvals.

     3.14 Personal Property.


          (a)  General.  The fixed asset ledger included in the Companies' Books
               -------
and Records is true, correct and complete in all material respects.

          (b)  Owned Personal Property.  Except as set forth in Schedule
               ----------------------
3.14(b), the Companies own all such personal property owned by them, free and clear of any and all Encumbrances other than Permitted Encumbrances. With respect to each such item of personal property (i) there are no leases, subleases, licenses, options, rights, concessions or other agreements, written or oral, granting to any party or parties the right of use of any portion of such item of personal property, (ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase any such item of personal property or any portion thereof or interest therein and (iii) there are no parties (other than the Companies, and their Personnel in their capacity as such) who are in possession of or who are using any such item of personal property;

          (c)  Leased Personal Property.
               ------------------------

               (i) Except as set forth in Schedule 3.14(c), the Companies have a good and valid leasehold interest in all of such Fixtures and Equipment, vehicles and other tangible personal property Assets leased by them from third parties, free and clear of any and all Encumbrances other than Permitted Encumbrances which would not permit the termination of the lease therefor by the lessor. Schedule 3.14(c) sets forth all Leases for personal property ("Personal Property Leases") involving annual payments in excess of $5,000, true and correct copies of which have been delivered to Buyer.

               (ii) With respect to each such Lease listed in
          Schedule 3.14(c), (A) there is no material default under any such Personal Property Lease by the Companies or, to the knowledge of Shareholders, by any other party thereto, (B), except as set forth in Schedule 3.4, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not cause a material default under any such Personal Property Lease, (C) such Personal Property Lease is a valid and binding obligation of the Companies, is in full force and effect with respect to the Companies and is enforceable against the Companies in accordance with its terms, except as the enforceability thereof may be limited by
          (1) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (2) general principles of equity, whether considered in a proceeding at law or in equity, (D) no action has been taken by the Companies and, to the knowledge of Shareholders no event has occurred which, with notice or lapse of time or both, would permit termination, modification or acceleration by a party thereto other than the Companies, without the consent of the Companies, under any such Personal Property Lease that is material to the Companies, (E) to the knowledge of Shareholders, no party has repudiated in writing any term thereof or threatened in writing to terminate, cancel or not renew any such Personal Property Lease that is material to the Companies and (F) except as set forth in Schedule 3.14(c), the Companies have not assigned, transferred, conveyed, mortgaged or encumbered any interest therein or in any leased property subject thereto (or any portion thereof).

          (d)  Maintenance.  The Fixtures and Equipment have been maintained in
               -----------
good repair in accordance with the usual practices in the United States of businesses similar to the Business, are in good operating condition and repair, ordinary wear and tear excepted, and are useable in the ordinary course of the Business as it is presently being conducted.

          (e)  Sows.  The Companies own not less than 327,000 producing sows as
               ----
set forth in the production summary report dated September 25, 1999 attached hereto as Schedule 3.14(e).

     3.15 Inventory. The Inventory, wherever located (including items in transit), owned by the Companies and used or held for use in connection with the Business (i) is usable or saleable in the ordinary course of business, (ii) is sufficient but not excessive in kind or amount for the conduct of the Business as it is presently being conducted, (iii) meets the quality control standards of the Companies and (iv) is carried on the books of the Companies at an amount which reflects valuations not in excess of the lower of cost or market determined in accordance with GAAP applied on a consistent basis.

     3.16 Sufficiency of Assets. Except as set forth in Schedule 3.16, the Assets constitute all of the properties and assets used or held for use in connection with, necessary for, or material or otherwise relating to the Business. Except as set forth in Schedule 3.16, the Assets used in the Business that are owned by any Person other than the Companies are leased or licensed to the Companies under valid, current leases or license arrangements that will, subject to obtaining the consents required to be obtained as set forth in
Schedule 3.4, remain in full force and effect following consummation of the transactions contemplated hereby. The Assets are in all material respects suitable and adequate for the purposes for which such Assets are currently used, including conducting the hog production operations with 327,000 producing sows. There are no facts or conditions affecting the Assets that, individually or in the aggregate, could interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use, occupancy or operation.

     3.17 Books and Records. The Companies have made and kept Books and Records and accounts which, in reasonable detail, accurately and fairly reflect the activities of the Companies in all material respects. The minute books of the Companies are true, correct and complete and contain copies of the minutes and records of, and accurately and adequately reflect, all meetings and actions taken by written consent of the board of directors, committees of the board of directors and shareholders of the Companies or similar governing bodies and investors. The copies of the stock record books and the stock certificate books, or records of equity interests and evidences thereof, of the Companies are true, correct and complete and accurately and adequately reflect all transactions in connection with the Companies' capital stock through and including the date hereof.

     3.18 Intellectual Property; Computer Software.


          (a) Schedule 3.18 sets forth a complete and correct list of all Intellectual Property used or held by the Companies in connection with the Business. Shareholders have delivered to Buyer true, correct and complete copies of each registration, application or other material document relating to the Intellectual Property set forth in Schedule 3.18. The Companies own, or possess adequate and enforceable licenses or other rights to use, all Intellectual Property used in the Business as it is currently conducted, and such ownership and licenses will not cease to be valid and in full force and effect in any material respect by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. There is no Action pending or, to the knowledge of Shareholders, threatened, against the Companies asserting that the Companies' use of any Intellectual Property infringes the rights of any third party or otherwise contesting their rights with respect to any Intellectual Property and no third party has given written notice to the Companies that such third party is claiming ownership of or right to use any Intellectual Property, and, to the knowledge of Shareholders (i) there are no grounds for any such assertion and
(ii) no third party is infringing upon the rights of the Companies in the Intellectual Property in a manner which would have a Material Adverse Effect on the Companies.

          (b) The Companies own, or possess adequate and enforceable licenses or other rights to use, all material computer software used in the Business, and such ownership and licenses will not cease to be valid and in full force and effect in any material respect by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

     3.19 Material Contracts.

          (a) Schedule 3.19 sets forth a complete and accurate list of all Contracts in the following categories (each, a "Material Contract") as of the date hereof (except to the extent that any such category specifies a different date, in which case such corresponding list is made as of such specified date):

               (i)   each Contract (or group of related
          Contracts) concerning a partnership or joint venture with, or any other investment in (whether through the acquisition of an equity interest, the making of a loan or advance or otherwise) any other Person;

               (ii)  each Contract (or group of related
          Contracts) (A) under which a Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money,
          (B) constituting a Capital Lease, (C) under which the Companies have granted (or may grant) a security interest or lien on any of their Assets or (D) under which the Companies have incurred any obligations for any performance bonds, payment bonds, bid bonds, surety bonds, letters of credit, guarantees or similar instruments;

               (iii) each Contract (or group of related
          Contracts) concerning confidentiality regarding the
          Intellectual Property;

               (iv) each Contract (or group of related Contracts) with any Personnel, any Affiliate of the Companies or, to the knowledge of Shareholders, any member of any such person's immediate family, including (A) Contracts to employ or terminate officers or employees or independent contractors and other Contracts with present or former shareholders, directors or officers or similar persons or other Personnel of the Companies or (B) Contracts that will result in the payment by, or the creation of any commitment or obligation (absolute or contingent) of Buyer or the Companies to pay, any severance, termination, "golden parachute" or other similar payments to any present or former Personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated hereby;

               (v)   each Contract (or group of related
          Contracts), including open purchase orders or groups of related open purchase orders, for the purchase or sale of raw materials, commodities, supplies, products or other property providing for payments in excess of $50,000 over the life of such Contract (or group of related Contracts);

               (vi)  each Contract (or group of related
          Contracts) providing for payments in excess of $50,000 over the life of such Contract (or group of related
          Contracts), except for such Contracts that are cancelable on not more than 30 days' notice by the Companies without penalty or increased cost;

               (vii) each distribution, franchise, license, commission, consulting, agency or advertising Contract related to the Assets of the Companies or the Business involving annual payments in excess of $50,000, except for such Contracts that are cancelable on not more than 30 days' notice by the Companies without substantial penalty or substantial increased cost;

               (viii) each Contract (or group of related
          Contracts) containing covenants restraining or limiting the freedom of the Companies or any officer, director or shareholder or Affiliate thereof to engage in any line of business or compete with any Person including by restraining or limiting the right to establish, continue or expand any of the Business anywhere in the world;

               (ix)   each option with respect to any real
          property or any personal property, whether the Companies are the grantor or grantee thereunder;

               (x)    each Contract (or group of related
          Contracts) relating to commission arrangements with others;

               (xi)   each Contract (or group of related
          Contracts) with the United States, state or local government or any agency or department thereof or any foreign sovereign or corresponding foreign governmental unit;

               (xii)  each other Contract (or group of related
          Contracts) not entered into in the ordinary course of business, consistent with past practice;

               (xiii) each Contract (or group of related
          Contracts), other than any Contract covered by any other clause of this Section 3.19, the consequences of a default or termination under which would have a Material Adverse Effect on the Companies; and

               (xiv)  each Contract (or group of related
          Contracts) which is a grower contract.

     Shareholders have provided to Buyer in connection with its investigation of the Companies a true and correct copy of each written Contract listed in
Schedule 3.19 and have included as part of Schedule 3.19 a brief summary of the material terms of each material oral Contract.

          (b) With respect to each Contract set forth or described in Schedule 3.19, (i) there is no material default under any such Contract by the Companies or, to the knowledge of Shareholders, by any other party to any such Contract,
(ii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not cause a material default under any such Contract; (iii) such

Contract is a valid and binding obligation of the Companies, is in full force and effect with respect to the Companies and is enforceable against the Companies in accordance with its terms, except as the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (B) general principles of equity, whether considered in a proceeding at law or in equity; (iv) no action has been taken by the Companies and, to the knowledge of Shareholders, no event has occurred which, with notice or lapse of time or both, would permit termination, modification or acceleration by a party thereto other than the Companies under any such Contract; and (v) no party has repudiated any term thereof or threatened to terminate, cancel or not renew any such Contract.

     3.20 Insurance. Schedule 3.20 contains a complete and accurate list of all policies or binders for business interruption, fire, liability, title, worker's compensation, product liability, errors and omissions and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration date, annual premium and a general description of the coverage provided) maintained by the Companies. Such insurance provides, and during its term has provided, coverage to the extent and in the manner (i) adequate for the Assets, Business and operations of the Companies, and the risks insured against in connection therewith and (ii) as may be or may have been required by law and by any and all material Contracts to which the Companies are or have been a party. The Companies are not in material default under any of such policies or binders, and they have not failed to give any notice or to present any material claim under any such policy or binder in a due and timely fashion. Since January 1, 1994, no insurer has refused, denied or disputed coverage of any material claim made thereunder. No insurer has advised the Companies that it intends to reduce coverage or increase any premium in any material respect or fail to renew any existing policy or binder. All such policies and binders are in full force and effect on the date hereof and shall be kept in full force and effect through the Closing.

     3.21 Labor Matters.

          (a) Schedule 3.21(a) includes a complete list and description of all employment contracts, personnel policies, employment practices, supervisors' manuals, commission, and any other arrangements applicable to any employee or former employee or any beneficiary or dependent thereof, whether or not written, whether or not deemed terminable at will or legally enforceable, and whether covering one person or more than one person, entered into, issued, adopted, or followed by the Companies, other than any arrangement listed below in Schedule
3.22 as an Employee Plan. For purposes of this Section 3.21, the terms "employee" or "employees" shall be considered to include individuals rendering personal services to the Companies as independent contractors.

          (b) Schedule 3.21(b) identifies and describes all written and unwritten grievances or complaints filed or submitted since January 1, 1994, by any employee or applicant for employment against the Companies or their employees whether pursuant to a collective bargaining agreement, a formal or informal grievance procedure afforded employees, or otherwise, including without limitation, any claims of sexual, racial or other harassment, discriminatory treatment, breach of collective bargaining agreement, breach of contract or violation of policy.

          (c) Schedule 3.21(c) identifies and describes all unfair labor practice charges, union organizing efforts, union certifications, bargaining unit definitions, demands for recognition or collective bargaining, strikes or work stoppages, union election results, National Labor Relations Board proceedings or related court cases relating to or affecting any employees of the Companies since January 1, 1994.

          (d) Schedule 3.21(d) identifies and describes all affirmative action plans, audits, results, conciliation agreements, Office of Federal Contract Compliance charges or proceedings, Equal Employment Opportunity Commission employment charges or proceedings, state or local unfair employment practice charges or proceedings, or any written or unwritten claims or suspected claims of discrimination, unequal pay or retaliation relating to any current or former employee or applicant for employment of the Companies since January 1, 1994.

          (e) Schedule 3.21(e) identifies and describes all state or federal wage and hour, wage payment, or other wage related investigations, claims, or proceedings, any other local, state or federal investigations, claims, or proceedings related to any current or former practice, current or former employee or applicant for employment of the Companies since January 1, 1994.

          (f) Schedule 3.21(f) identifies and describes all Actions not expressly identified and described in previous schedules under this section which relate to current or former employment practices, current or former employees or applicants for employment of the Companies, including claims relating to the Family and Medical Leave Act, immigration law compliance, the Worker Adjustment and Retraining Notification Act, wrongful discharge, tortious interference, intentional infliction of emotional distress, or any other claim raised by or on behalf of a current or former employee or applicant for employment since January 1, 1994.

          (g) Schedule 3.21(g) identifies and describes all Occupational Health and Safety Act or state occupational safety and health citations, charges, lawsuits, inspections, investigations, claims, and proceedings and all current, former, or suspected claims for unsafe or unhealthy working conditions, including claims for exposure to asbestos, carcinogenic substances or other workplace risks since January 1, 1994.

          (h) All policies and practices of the Companies are in all material respects in compliance with, and have been administered in compliance with, all applicable requirements of law, including but not limited to federal, state, or local Laws relating to employment, including Laws relating to wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, duties to prevent, disclose, warn of or remedy unhealthy or unsafe workplace conditions, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, ERISA, COBRA, the Family and Medical Leave Act, the Occupational Safety and Health Act, the Worker

Adjustment and Retraining Notification Act, workers compensation statutes, and other federal, state, local or foreign regulations, rules, statutes, or ordinances relating to employees or employment.

          (i) Schedule 3.21(i) sets forth a true and complete list of all employees to whom the Companies are paying compensation, disability, workman's compensation and/or pension benefits, and sets forth the current annual rate of compensation for each such employee together with bonuses and incentives.

     3.22 Employee Plans.

          (a) Schedule 3.22 contains a complete list of Employee Plans. True and complete copies of each of the following documents have been delivered to
Buyer: (i) each Employee Plan (trust agreements and amendments), summary plan descriptions, summaries of material modifications, a general description of employees covered by each Benefit Arrangement and a complete description of any Employee Plan which is not in writing, (ii) any letters issued by the Internal Revenue Service and opinion letters issued by the Department of Labor with respect to each Employee Plan, and any self-correction statement or memorandum the Companies have prepared pursuant to Rev. Proc. 98-22, as amended, (iii) and for the three most recent plan years, Annual Reports on Form 5500 Series filed for each Employee Plan.

          (b)  Types of Employee Plans.
               -----------------------

               (i)  Pension Plans.
                    -------------

                    (A) No Employee Plan is a Pension Plan subject to
               Title IV or Section 302 of ERISA or Section 412 or
               4971 of the Internal Revenue Code.

                    (B) To the knowledge of Shareholders, no event or
               condition exists or has occurred that could adversely affect the qualified and tax-exempt status of each Pension Plan.

                    (C) Each Pension Plan complies in all material
               respects, both as to form and in operation, with all requirements, including ERISA and the Internal Revenue Code.

               (ii)  Multiemployer Plans.  None of the Companies or
                     -------------------
          any ERISA Affiliate has any liability with respect to a Multiemployer Plan.

               (iii) Welfare Plans.
                     -------------

                     (A) Each Welfare Plan complies in all material
               respects, both as to form and operation, with all requirements, including ERISA and the Internal Revenue Code.

                     (B) Except as required by the Internal Revenue
               Code or ERISA, or as set forth in Schedule 3.22, none of the Companies, any ERISA Affiliate or any Welfare Plan has any present or future obligation to make any payment to any Welfare Plan. The Companies and/or an ERISA Affiliate may amend or terminate any such Welfare Plan.

                     (C) The insurance policies or other funding
               instruments, if any, for each Welfare Plan provide coverage for each individual covered thereunder.

               (iv)  Benefit Arrangements.  Each Benefit Arrangement
                     --------------------
          presently complies in all material respects with its terms and with the requirements prescribed by any and all requirements. Except as provided by Law, or in any employment agreement set forth in Schedule 3.22(b)(iv), the employment of all persons presently employed or retained by the Companies is terminable at will.

               (v)   Unrelated Business Taxable Income.  No Employee Plan
                     ---------------------------------
          has incurred any liability under Section 511 of the Internal Revenue Code.

               (vi)  Deductibility of Payments. There is no
                     -------------------------
          arrangement that, individually or collectively, requires the payment by the Companies of any amount (i) that is not deductible under Section 162(a)(1) or 404 of the Internal Revenue Code or (ii) that is, or which as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could be, an "excess parachute payment" pursuant to Section 280G of the Internal Revenue Code.

               (vii) Fiduciary Duties and Prohibited Transactions. No
                     --------------------------------------------
          plan fiduciary of any Employee Plan has engaged in, or has any liability in respect of, any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Internal Revenue Code, for which no exemption exists under
          Section 408 of ERISA or Section 4975(c)(2) or (d) of the Internal Revenue Code.

               (viii) Litigation.  To the knowledge of Shareholders,
                      ----------
          there is no Action, order, writ, injunction, judgment or decree outstanding or, to the knowledge of Shareholders, any governmental audit or investigation, relating to or seeking benefits under any Employee Plan that is pending or threatened.

               (ix)  No Amendments. None of the Companies or any
                     -------------
          ERISA Affiliate has announced an intention to create, or otherwise created, a legally binding commitment to adopt or amend any additional Employee Plan.

               (x)   No Acceleration or Creation of Rights. Neither
                     -------------------------------------
          the execution and delivery of this Agreement by the Companies nor the consummation of the transactions contemplated hereby will result in the acceleration or creation of any rights of any person to benefits under any Employee Plan.

               (xi)  No Other Material Liability. No event has
                     ---------------------------
          occurred in connection with which the Companies or any Employee Plan, directly or indirectly, could be subject to any material liability (A) under any statute, regulation or governmental order relating to any Employee Plan or (B) pursuant to any obligation of the Companies to indemnify any person against liability incurred under any such statute, regulation or order as they relate to the Employee Plans.

               (xii) Severance Agreements. No Shareholder is a party
                     --------------------
          to any severance or similar arrangement in respect of any of the Personnel.

          (c) There does not now exist, nor, to the knowledge of Shareholders, do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of the Companies following the Effective Date.

     3.23 Tax Matters.

          (a)  Filing of Tax Returns.  The Companies have timely filed with the
               ---------------------
appropriate taxing authorities all Tax Returns (including information returns and other material information) in respect of Taxes required to be filed through the date hereof and will timely file any such Tax Return required to be filed on or prior to the Effective Date. All such Tax Returns are complete and accurate in all material respects. The Companies do not currently have outstanding any request for any extension of time within which to file Tax Returns in respect of any Taxes. Shareholders have delivered to Buyer complete and accurate copies of the federal, state and local income Tax Returns (and examination reports and statements of deficiency) for the years 1996, 1997 and 1998.

          (b)  S-Corporation.  Each of the Companies is, and has at all times
               -------------
since the date of making the election under Section 1362(a) of the Internal Revenue Code as set forth in Schedule 3.23 been, an "S corporation" (within the meaning of Section 1361(a) of the Internal Revenue Code) for each taxable year (or portion thereof), and no action has or will be taken to terminate and no condition exists which could result in the termination of such S corporation status. None of the Companies is or has been liable for the Tax imposed under
Section 1375(a) of the Internal Revenue Code; and none of the

Companies is or has been liable for the Tax imposed under Section 1374(a) of the Internal Revenue Code.

          (c)  Payment of Taxes.  All Taxes for which any of the Companies is or
               ----------------
may be liable in respect of periods (or portions thereof) ending on or before the Effective Date have been timely paid, or a reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and tax income) adequate in accordance with GAAP has been established therefor, as set forth in the Financial Statements.

          (d)  Audits, Investigations or Claims.  No deficiencies for Taxes have
               --------------------------------
been claimed, proposed or assessed in writing by any Taxing Authority against any of the Companies which have not been paid or reserved in the Financial Statements. Since January 1, 1994, no claim has been made by any Taxing Authority in a jurisdiction in which a Company does not file Tax Returns that such Company is or may be subject to taxation by such jurisdiction. Except as set forth in Schedule 3.23(d), there are no pending or, to the knowledge of Shareholders, threatened audits, investigations or claims for or relating to any liability in respect of Taxes that in the reasonable judgment of Shareholders are likely to result in an additional amount of Taxes, and there are no matters under discussion with any Taxing Authority with respect to Taxes that in the reasonable judgment of Shareholders is likely to result in an additional liability for Taxes to the Companies. Audits of federal, state, and local returns for income Taxes by the relevant taxing or other governmental authorities have been completed for the periods set forth in Schedule 3.23. No income Tax Return is currently the subject of audit, and the Companies have not been notified in writing that any Taxing Authority intends to audit a Return for Taxes for any other period. No extension of a statute of limitations relating to Taxes is in effect with respect to the Companies. Except as set forth in
Schedule 3.23(d), no power of attorney which is currently in force has been executed by the Companies with respect to any matters relating to Taxes.

          (e)  Encumbrances.  There are no Encumbrances for Taxes (other than
               ------------
current taxes not yet due and payable) on the Assets of the Companies.

          (f)  Safe Harbor Lease Property.  None of the Assets of the Companies
               --------------------------
is property that (i) is required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Internal Revenue Code, (ii) directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Internal Revenue Code or (iii) is "tax-exempt use property" within the meaning of Section 168(h) of the Internal Revenue Code.

          (g)  Tax Election.  All elections with respect to Taxes affecting the
               ------------
Companies as of the date hereof are set forth in Schedule 3.23. None of the Companies has consented at any time to have the provisions of Section 341(f)(2) of the Internal Revenue Code (or similar provisions under state or local law) apply to any disposition of the Assets. None of Companies has agreed to make, or is required to make, any adjustment under Section 481(a) of the Internal Revenue Code (or similar provisions under state or local law) by reason of a change in accounting method or otherwise.

          (h) Withholding.  The Companies have paid over all Taxes required to
              -----------
have been withheld and paid to any Governmental Authority in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, equity investor or other third party.

          (i) Combined Returns.  No Company has been included in any
              ----------------
consolidated, combined or unitary Tax Return provided for under the laws of the United States, any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired. None of the Companies has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (j) Tax Sharing Agreements.  There are no tax sharing agreements or
              ----------------------
similar arrangements (whether written or unwritten) with respect to or involving any of the Companies pursuant to which any of the Companies may be liable for Taxes of another Person.

          (k) Section 280G.  None of the Companies has made any payments, is
              ------------
obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will not be deductible under Section 280G of the Internal Revenue Code.

          (l) Section 6662.  Each of the Companies has disclosed on its federal
              ------------
income Tax Return all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Internal Revenue Code.

     3.24 Transactions with Certain Persons. Except as disclosed in Schedule 3.24, (i) no officer, director or shareholder of the Companies or any member of any such Person's immediate family is currently a party to any transaction, arrangement or relationship with the Companies and (ii) no employee or any member of any such Person's immediate family is currently a party to any material transaction, arrangement or relationship with the Companies, including any Contract or Lease (A) providing for the furnishing of services by, (B) providing for the rental of real or personal property from, or (C) otherwise requiring payments to (other than (1) dividends or distributions to any shareholder of the Companies in his or her capacity as such or (2) compensation for services as officers, directors or employees of the Companies), any such Person or any corporation, partnership, trust or other entity in which any such Person has an interest as an officer, director, trustee or partner, or as the holder of more than 10% of such entity's equity securities. The only Contracts, Leases, arrangements, relationships or other items listed in Schedule 3.24 that will remain in place after the Closing or with respect to which the Companies will have any ongoing obligations or duties are those items which are explicitly identified in Schedule 3.24 as remaining in place or having ongoing obligations or duties.

     3.25 Suppliers and Customers.

          (a) Schedule 3.25(a) sets forth for each of the fiscal years 1997 and 1998, the name and address of each of the ten largest suppliers of the Companies based on the aggregate value of supplies (including without limitation Inventory) ordered by the Companies during such period, and the amount each such supplier invoiced the Companies during each such period. Except as set forth in
Schedule 3.25(a), no Shareholder has received any notice or otherwise has knowledge that there has been any material adverse change in the Companies' relations with any of their suppliers, including in the price of such Inventory or other goods and services, or that any such supplier will not sell supplies, Inventory or other goods and services to the Companies after the Closing on terms and conditions similar to those used in its current sales to the Companies.

          (b) Schedule 3.25(b) sets forth for each of the fiscal years 1997 and 1998 the name and address of each of the ten largest customers of the Companies (other than Buyer and its Affiliates) during such period, and the amount of each customer's purchases during each such period. Except as set forth in Schedule 3.25(b), no Shareholder has received any notice or otherwise has knowledge that there has been any material adverse change in the Companies' relations with any of their customers, including in the prices paid to the Companies, or that any such customer will not make purchases from the Companies after the Closing on terms and conditions similar to those used in its current purchases from the Companies.

     3.26 Warranties; Product Liability.

          (a) Except as is provided by applicable Law, there are no express or implied warranties contained in any contract or agreement relating to goods and services of the Companies.

          (b) Except as set forth in Schedule 3.26(b), the Companies do not have, nor to the knowledge of Shareholders is there any reason to believe that there is any basis for alleging, any material liability, damage, loss, cost or expense as a result of any failure to meet any specification with respect thereto, defect or other deficiency (whether of design, materials, workmanship, labeling, instructions or otherwise) ("Product Liability") with respect to any livestock or other item sold or services rendered by or on behalf of the Companies, whether such Product Liability is incurred by reason of express warranty (including any warranty of merchantability or fitness), any doctrine of common law (tort, contract or other), any statutory provision or otherwise and irrespective of whether such Product Liability is covered by insurance. Except as set forth in Schedule 3.26(b), to the knowledge of Shareholders (i) no livestock or other item sold by the Companies and (ii) no livestock or other item produced for the Companies by any third party, has been recalled or subject to a post-sale warning ("Recall") voluntary or involuntarily since January 1, 1994, no Recall is being considered or investigated by the Companies, and no Recall has been requested or ordered by any Governmental Authority or consumer group.

     3.27 Banking Relationships. Schedule 3.27 sets forth a complete and accurate list of all accounts, including checking accounts, cash contribution accounts, safe deposit boxes, borrowing arrangements and certificates of deposit that the Companies have with any banks, savings and loan associations or other financial institutions, indicating in each case account numbers, if applicable, and the person or persons authorized to act or sign on behalf of the Companies in respect of any of the foregoing. No person holds any power of attorney or similar authority from the Companies with respect to any such accounts.

     3.28 No Other Agreements to Sell the Assets or Stock of the Companies. Other than this Agreement and sales of Inventory in the ordinary course of business, consistent with past practice, none of the Shareholders or the Companies has any legal obligation, absolute or contingent, to any other person or firm to (i) sell or effect a sale of all or substantially all of the Assets of the Companies, (ii) sell or effect a sale of all or substantially all of the capital stock or equity interests of the Companies, (iii) effect any merger, consolidation or other reorganization of the Companies or (iv) enter into any Contract or cause the entering into a Contract with respect to any of the foregoing.

     3.29 Prohibited Payments. The Companies have not, directly or indirectly,
(i) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the Laws of any federal, state, local or foreign jurisdiction, (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the Books and Records for any reason, (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (iv) paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the Assets, Business or operations of the Companies, which Shareholders know or have reason to believe to have been illegal under any federal, state or local Laws (or any rules or regulations thereunder) of the United States or any other country having jurisdiction.

     3.30 Year 2000 Matters. The Companies have completed a review and assessment of all areas within their operations (including those affected by material suppliers) that could be adversely affected by the inability of computer systems used by the Companies (and their material suppliers) to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999 ("Year 2000 Computer System Issues") and have undertaken all such measures as Shareholders reasonably believe would cause the Business to address and accommodate Year 2000 Computer System Issues by the date hereof.

     3.31 Brokers. No broker, finder or investment banker is entitled to any fee or commission for services rendered on behalf of the Companies or Shareholders in connection with the transactions contemplated by this Agreement.

     3.32 Securities Act and Other Securities Ownership Matters.

          (a) Each of the Shareholders is an "accredited investor" as defined under both subsections (5) and (6) of Rule 501(a) of Regulation D under the Securities Act, and each is an individual resident in the State of North Carolina. Each Shareholder is acquiring Buyer Common Shares hereunder solely for investment purposes for his or her own account as principal and not with a view to resale or distribution except pursuant to an effective registration statement filed under the Securities Act or an applicable exemption from such registration. Each Shareholder acknowledges that Buyer's offering and sale of Buyer Common Shares hereunder will not be registered under the Securities Act or any other securities laws, and that accordingly restrictions will apply to the Shareholders' ability to transfer or sell such securities, and that an appropriate legend to such effect will be placed on each stock certificate representing any such shares. Each Shareholder acknowledges that none of the securities may be resold unless their offer and sale are registered under the Securities Act and applicable state securities laws, or unless appropriate exemptions from registration are available. Each Shareholder agrees that he or she will not directly or indirectly offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Buyer Common Shares (or solicit any offer to buy, purchase or otherwise acquire, or to take a pledge of, any such shares) except in compliance with the Securities Act and applicable state securities laws and regulations. Each Shareholder acknowledges that he or she and his or her representatives have had an opportunity to examine the financial and business affairs of Buyer and an opportunity to ask questions of and receive answers from Buyer's management, and that he or she and his or her representatives have such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of an investment in Buyer in making an informed investment decision with respect thereto.

          (b) Each of the Shareholders is an individual who does not share the same principal residence as any of the other Shareholders. No Shareholder either directly or through entities controlled by such Shareholder will hold 10% or more of the outstanding Buyer Common Shares following consummation of the transactions contemplated hereby.

     3.33 Full Disclosure. None of the representations and warranties of Shareholders in this Article III (a representation and warranty being deemed to include, for the purpose of the Section to which it is referenced and not for the purpose of any other Section, the information contained in the Schedules hereto) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                                  ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER

     As an inducement to Shareholders to enter into this Agreement, Buyer hereby makes, as of the date hereof and as of the Closing Date, the following representations and warranties to Shareholders, except as otherwise set forth in written disclosure schedules (the "Schedules") delivered to Shareholders prior to the execution hereof, a copy of which is attached hereto. The Schedules are numbered to correspond to the various sections of this Article IV setting forth certain exceptions to the representations and warranties contained in this
Article IV and to certain other information called for by this Agreement.
Unless otherwise specified, no disclosure made in any particular Schedule shall be deemed made in any other Schedule unless expressly made therein (by cross-reference or otherwise).

     Buyer represents and warrants to Shareholders the following:

     4.1 Organization; Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has all power and authority to own all of its properties and assets and to carry on its business as it is presently being conducted.

     4.2  Buyer Common Shares to be Issued; Securities Act Matters.

          (a) Each of the Buyer Common Shares to be issued as contemplated by this Agreement has been duly authorized and, when issued in accordance with this Agreement, will be, validly issued, fully paid and nonassessable and free of preemptive rights.

          (b) Neither the Buyer nor any person acting on its behalf has, directly or indirectly, offered any Buyer Common Shares to be issued hereunder for sale to, or solicited any offers to buy any thereof from, or otherwise approached or negotiated with respect thereto with, anyone other than Shareholders, and neither the Buyer nor any Person acting on its behalf has taken or will take any action that would cause the Buyer's offer, issuance or sale of any such shares hereby to violate the provisions of Section 5 of the Securities Act or any applicable state securities laws and regulations.

     4.3 Authority Relative to Agreements. Buyer has all necessary power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of Buyer and no other proceedings on the part of Buyer are necessary with respect thereto except the approval of Buyer's shareholders required under law and/or applicable standards of the New York Stock Exchange. This Agreement has been, and when executed and delivered the Ancillary Agreements will have been, duly executed and delivered by Buyer and, assuming that Shareholders have duly authorized, executed and delivered this Agreement, this Agreement constitutes, and the Ancillary Agreements will constitute, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms.

     4.4 Consents and Approvals. Except as set forth in Schedule 4.4, no consent, waiver, agreement, approval or authorization of, or declaration, filing, notice or registration to or with, any Governmental Authority is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby other than those set forth in Schedule 4.4. There is no requirement that any party to any agreement, contract, lease, note, loan, evidence of indebtedness, purchase order, letter of credit, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment or purchase and sales order to which Buyer is a party or by which it is bound, consent to the execution and delivery of this Agreement or the Ancillary agreements by Buyer or the consummation of the transactions contemplated hereby or thereby, other than those set forth in Schedule 4.4 and except for such consents the failure of which to obtain, individually or in the aggregate, would not have a Material Adverse Effect on Buyer.

     4.5 Non-Contravention. Except as set forth in Schedule 4.5, the execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements do not, and the consummation by Buyer of the transactions contemplated hereby and thereby will not (i) violate or result in a breach of any provision of the Articles of Incorporation, as amended to date, or Bylaws of Buyer, (ii) conflict with, result in a breach of or result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Buyer is a party or by which Buyer is bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations that would not have a Material Adverse Effect on Buyer or that become applicable as a result of (1) the business or activities in which the Companies or any of their Affiliates is engaged, or (2) any acts or omissions by, or facts pertaining to, the Companies or any of their Affiliates.

     4.6 Brokers. No broker, finder or investment banker is entitled to any fee or commission from Buyer for services rendered on behalf of Buyer in connection with transactions contemplated by this Agreement.

     4.7 Full Disclosure. None of the representations and warranties of Buyer in this Article IV (a representation and warranty being deemed to include, for the purpose of the Section to which it is referenced and not for the purpose of any other Section, the information contained in the Schedules hereto) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

     5.1 Conduct of Business. From the date hereof until the Closing, Shareholders will cause the Companies to conduct the Business only in the ordinary and usual course and in a manner consistent with past practices; maintain in good repair, normal wear and tear excepted, at its expense, all of its material structures and Equipment; pay accounts payable and other obligations in the ordinary course of business consistent with past practice; and use commercially reasonable efforts to preserve intact the present business organization and operations of the Business, keep available the services of its officers, employees, representatives, agents and consultants, and preserve its relationships with licensors, suppliers, dealers, customers and others having business relationships with it. Shareholders shall cause the Companies' management to meet with Buyer on a regular and frequent basis to discuss the general status of the ongoing operations of the Business and any issues relating to the conduct thereof. Shareholders shall give prompt notice to Buyer of (i) any emergency or material change in the normal conduct of its business or operations, (ii) the threat or initiation of any material Action against the Companies, (iii) the initiation of any investigation of the Companies' business by any party, whether private or governmental, (iv) the occurrence or non-occurrence of any event which would be reasonably likely to cause Shareholders to believe that any representation or warranty of Shareholders herein is untrue or inaccurate, or the failure of Shareholders to comply with or satisfy any covenant, agreement or condition to be complied with or satisfied by them hereunder, and (v) any budget revisions approved by the board of directors or management of any of the Companies, and will keep Buyer fully informed of developments with respect to such events and afford Buyer's representatives access to all materials and other information in their possession relating thereto.

     5.2 Forbearances. Except as set forth in Schedule 5.2, Shareholders shall cause the Companies not, from the date hereof until the earlier of (i) the Closing or (ii) termination under Article IX, without the written consent of Buyer, (A) to take or fail to take any action or enter into any transaction of the kind which if taken or failed to be taken after August 28, 1999 would have been in violation of Section 3.10 or (B) to engage in any practice, or take, or fail or omit to take, any action or enter into any transaction, other than in the ordinary course of business and consistent with past practices, that would reasonably be expected to (1) impair or prevent Shareholders from consummating the transactions contemplated by this Agreement or (2) cause or result in any of the representations and warranties set forth in Article III to be untrue in any material respect at any time after the date hereof through the Closing Date. In addition, except as set forth in Schedule 5.2, Shareholders shall cause the Companies not to (i) declare, set aside for payment or pay any dividends or distributions in respect of any class or series of capital stock or equity interest or (ii) pay any item that is not a current liability in the Final Closing Date Adjustment Schedules, in each case after the close of business on the date immediately preceding the Effective Time. Shareholders will not, and will not permit any of the Companies, to take any action that could, directly or indirectly, (i) cause any of the Mergers to fail to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code or (ii) cause a disallowance of the election under Sections 447 and 481(a) of the Internal Revenue Code. In addition, notwithstanding anything herein to the contrary, Shareholders shall cause the Companies not to (i) declare or pay any distributions or dividends in respect of any class or series of capital stock, (ii) pay any Shareholders' Expenses or
(iii) pay any item (other than liabilities to persons who are not Affiliates of Shareholders incurred after the Effective Date in the ordinary course of business) that is not a current liability in the Final Closing Date Adjustment Schedules, in each case after the close of business on the Effective Date.

     5.3  Negotiations with Others; Notification.

          (a) No Solicitation.  From the date hereof until the earlier of (i)
              ---------------
the Closing or (ii) termination of this Agreement under Article IX, Shareholders shall not, and shall cause the Companies, and shall instruct each of their respective representatives (including investment bankers, attorneys and accountants) not to, directly or indirectly, enter into, solicit, initiate, conduct or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or provide any information to, or otherwise cooperate in any other way with, any Person or group, other than Buyer and its representatives, concerning any sale of all or any substantial portion of the Assets or the Business of, or of any shares of capital stock or equity interest or other securities of, the Companies, or any merger, consolidation, recapitalization, liquidation, dissolution or similar transaction involving the Companies (each such transaction being referred to herein as a "Proposed Acquisition Transaction"). Shareholders hereby represent that neither they nor the Companies are presently engaged in discussions or negotiations with any party other than Buyer with respect to any Proposed Acquisition Transaction. Shareholders agree not to release, or permit any of the Companies to release, any third party from, or waive any provision of, any confidentiality or standstill agreement to which any of them is a party.

          (b) Notification.  Shareholders shall (i) immediately notify Buyer
              ------------
(orally and in writing) if any offer is made, any discussions or negotiations are sought to be initiated, any inquiry, proposal or contact is made or any information is requested with respect to any Proposed Acquisition Transaction,
(ii) promptly notify Buyer of the terms of any proposal which they may receive in respect of any such Proposed Acquisition Transaction, including the identity of the prospective purchaser or soliciting party, (iii) promptly provide Buyer with a copy of any such offer, if written, or a written summary (in reasonable detail) of such offer, if not in writing, and (iv) keep Buyer informed of the status of such offer and the offeror's efforts and activities with respect thereto.

     5.4 Investigation of Business and Properties. Shareholders shall cause the Companies to afford Buyer, any financial institution providing financing to Buyer, and their respective counsel, accountants, financial advisors and other representatives, reasonable access during regular business hours upon reasonable notice, to make such reasonable inspection of the Assets, business and operations of the Companies and to inspect and make copies of Contracts, Books and Records and all other documents and information reasonably requested by Buyer and related to the operations and business of the Companies, including historical financial information concerning the business of the Companies and to meet with designated Personnel of the Companies and/or their representatives; provided that any such access shall be conducted in such a
                 --------
manner as not to interfere unreasonably with the operation of the Business; provided further, that no disclosure to Buyer, its counsel, accountants or other
-------- -------
representatives after the date hereof, except by amendment to the Schedules approved in writing by the Buyer, shall be deemed to be a reduction of, or otherwise affect, the representations and warranties of Shareholders set forth in this Agreement. In connection with the obligations provided for in previous sentence, Shareholders shall furnish to Buyer promptly upon request (i) all additional documents and information with respect to the affairs of the Companies and (ii) access during regular business hours to the Companies' Personnel and to the Companies' accountants and counsel as Buyer, or its counsel or accountants, may from time to time reasonably request and Shareholders shall instruct the Companies' Personnel, accountants and counsel to cooperate with Buyer, and to provide such documents and information as Buyer and its representatives may reasonably request.

     5.5 Confidentiality. Unless and until the Closing has been consummated, Buyer shall hold, and shall cause its counsel, accountants and other representatives to hold, in confidence all confidential data and information relating to the Companies made available to Buyer, together with all analyses, compilations, studies and other documents and records prepared by Buyer or any of its representatives which contain or otherwise reflect or are generated from such information. If the transactions contemplated by this Agreement are not consummated, Buyer agrees to keep confidential all data and information relating to the Companies or the Business, and upon written request of Shareholders, to return or cause to be returned to Shareholders all written materials and all copies that contain any such confidential data or to certify to Shareholders that such materials have been destroyed. Notwithstanding the foregoing, Buyer may disclose this Agreement and the information and data in Buyer's possession in connection therewith (i) to its lenders (and their counsel), (ii) to the investment bankers (and their counsel) in connection with any offering of securities by Buyer and (iii) to the extent such disclosure is required by Law or legal process. Shareholders will correspondingly observe all of the same restrictions and perform the same obligations as are undertaken by Buyer in the preceding portions of this Section 5.5 with respect to Shareholders' receipt, possession and use of any confidential data and information relating to the Buyer or its business.

     5.6 No Disclosure; Public Announcements. Prior to Closing, without the prior written consent of the other party, and except for filings required by Law or legal process, neither party will issue any press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated hereby.

     5.7  Transfer Taxes; Expenses.

          (a) All transfer, documentary, sales, use, registration and other such Taxes and the related fees (including any penalties, interests and additions to Tax) incurred in connection with the sale of the Shares pursuant to this Agreement or the transactions contemplated hereby shall be paid by Shareholders. The parties shall cooperate in timely preparing and filing all Tax Returns as may be required to comply with the provisions of such Tax Laws.

          (b) Any filing fees due in respect of filings made by Buyer under any law or regulation applicable to the transactions contemplated hereby or the parties hereto in connection therewith shall be paid equally by Buyer and Shareholders; provided, that Shareholders shall pay any such filing fees which
              --------
are for a filing related to Shareholders' acquisition of Buyer Common Shares as contemplated herein; provided further that Buyer shall pay all fees and expenses
                     -------- -------
incurred in connection with (i) filings with the Securities and Exchange Commission with respect to approval by Buyer's shareholders of this Agreement and issuance to Shareholders of the Buyer Common Shares as contemplated by
Article II hereof and (ii) the change of the name of the Companies.

          (c) Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, it being understood that the fees and expenses of Ernst & Young LLP and The Sanford Holshouser Law Firm PLLC with respect to this Agreement and the transactions contemplated hereby, as well as any Taxes relating to or incurred in connection with the distribution of Excluded Assets and any interest, prepayment, penalties or other costs associated with any indebtedness of any of the Companies and incurred in connection with the transactions contemplated hereby (the "Shareholders' Expenses") which have not either been paid prior to the Effective Date or accrued as a current liability in the determination of Working Capital as of the Effective Date in the Final Closing Date Adjustment Schedules shall be paid by Shareholders.

     5.8 Efforts to Consummate. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate, as promptly as practicable, the transactions contemplated hereby, including the obtaining of all necessary consents, waivers, authorizations, orders and approvals of third parties, whether private or governmental, required of it to enable it to comply with the conditions precedent to consummating the transactions contemplated by this Agreement. Each party agrees to cooperate fully with the other party in assisting it to comply with this Section 5.8, and Shareholders agree to take such steps as may be necessary to remove any Encumbrances (other than Permitted Encumbrances) which affect the Assets. Without limiting the generality of the foregoing, (i) Shareholders agree to provide and to cause the Companies and their Personnel to provide all necessary cooperation with the arrangement of any financing, or amendments or waivers in connection with existing financing arrangements, to be consummated in respect of the transactions contemplated by this Agreement, including participation in meetings, due diligence sessions and road shows, the preparation of offering memoranda and similar documents as Buyer shall reasonably request; (ii) Shareholders agree to provide and to cause the Companies and their Personnel to provide all necessary cooperation and information in connection with the preparation of any fairness opinion which the Buyer may request of any investment bank or similar firm, in each case as the Buyer or such bank shall reasonably request; and (iii) each party hereto shall defend and cooperate with each other party in defending any legal proceedings, whether judicial or administrative and whether brought derivatively or on behalf of third parties, challenging this Agreement or the consummation of the transactions contemplated hereby. No consideration, whether such consideration shall consist of the payment of money or shall take any other form, for any such consent, waiver or agreement necessary to the consummation of the transactions contemplated hereby shall be given or promised by Shareholders or the Companies without the prior written approval of Buyer. No Shareholder shall seek to exercise any dissenters rights or similar rights which may become available in connection with any of the transactions contemplated hereby. In the event that, owing to restrictions imposed by any Laws, the Buyer would be prevented from acquiring one or more portions of the Companies' Assets or Business as contemplated herein, then the parties hereto shall fully cooperate in arranging for the sale or other disposition to a third party of such portion or portions of the Companies' Assets or Business as are necessary to enable the parties hereto to consummate the transactions contemplated by this Agreement on terms as nearly as possible identical to the terms provided for at the time this Agreement was executed and delivered by the parties hereto. Notwithstanding the foregoing, nothing contained herein shall require (i) Buyer to enter into any agreement or other arrangement for the financing of the transactions contemplated hereby on terms that are not satisfactory to Buyer, in its sole discretion or (ii) any party hereto to initiate any litigation, make any substantial payment or incur any material economic burden, except for payments a party presently is contractually obligated to make, to obtain any consent, waiver, authorization, order or approval.

     5.9 Regulatory Matters. Shareholders and Buyer shall, as promptly as practicable after the date hereof, submit and cause their respective ultimate parent entities to submit all documents, reports and notifications, and satisfy all requests for additional information, if any, pursuant to any federal or state filing requirements applicable to the transactions contemplated hereby or the parties hereto in connection therewith.

     5.10 Environmental Investigation. Buyer shall have the right, at its sole cost and expense, to (i) conduct tests of the soil surface or subsurface waters and air quality at, in, on, beneath or about the Facilities, and to conduct such other procedures as may be recommended by an environmental consultant engaged by Buyer based on its professional judgment, in a manner consistent with good engineering practice, (ii) inspect records, reports, permits, applications, monitoring results, studies, correspondence, data, historical information and any other information or documents relevant to environmental conditions or environmental noncompliance and (iii) inspect all buildings and equipment at the Facilities including, without limitation, the visual inspection of the physical plants for asbestos-containing construction materials; provided that in each
                                                       --------
case, such tests and inspections shall be conducted only (A) during regular business hours and upon reasonable notice and (B) in a manner that will not materially interfere with the operation of the business of the Companies and/or the use of, access to or egress from the Facilities.

Shareholders shall make available such Personnel, attorneys and consultants of the Companies for such discussions regarding the environmental condition and compliance of the Facilities as the Buyer shall reasonably request.

     5.11 Related Party Accounts. Except as and to the extent set forth in
Schedule 5.11, and except for accounts payable and receivable incurred in the ordinary course of business with the Shareholders and their Affiliates as contract growers, contemporaneously with the Closing, Shareholders and their Affiliates (other than the Companies), on the one hand, and the Companies, on the other hand, shall satisfy and/or terminate (without recourse), as between Shareholders and their Affiliates (other than the Companies), on the one hand, and the Companies, on the other hand, all amounts (i) due by a Shareholder and its Affiliates (other than the Companies), on the one hand, to the Companies, on the other hand, or (ii) due by the Companies, on the one hand, to Shareholders and their Affiliates (other than the Companies), on the other hand. Any liability for Taxes arising from such satisfaction or termination of such amounts shall be the responsibility of Shareholders.

     5.12 Materials Received After Closing. Following the Closing Buyer may open all mail, telegrams and other communications and packages it receives which are addressed to Shareholders which Buyer reasonably believes is related to the Business and deal with the contents thereof in its discretion to the extent that the contents thereof relate to the Business. Buyer agrees to deliver to Shareholders all other such material it receives which is addressed to Shareholders and does not relate to the Business. In the event Shareholders collect or otherwise receive any payments in respect of the Business after the Closing Date, they shall immediately deliver such payments in the form received (but duly endorsed, if necessary) to Buyer.

     5.13 Further Assurances. At the Closing or from time to time thereafter, the parties hereto shall execute and deliver such other instruments of assignment, transfer and delivery and shall take such other actions as the other reasonably may request in order to consummate, complete and carry out the transactions contemplated by this Agreement.

     5.14 Rights to Examine Books and Records. From and after the Closing, upon reasonable prior notice from Shareholders, Buyer will afford Shareholders' authorized representatives, including Shareholders' accountants and counsel, reasonable access during regular business hours and for reasonable purposes related to Shareholders' prior interest in the Companies, in order to examine and review, or, at Shareholders' expense, to make copies of, the Books and Records to the extent they relate to periods prior to the Effective Date; provided that any such access shall be conducted in such a manner as not to
--------
interfere unreasonably with the operation of the Business.

     5.15 Certain Tax Matters. Buyer shall have the right, at its own expense, to control any audit or examination by any Taxing Authority ("Tax Audit"), initiate any claim for refund, and contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment. Shareholders shall furnish Buyer and the Companies with their full cooperation.

     5.16 Allocation of Consideration. The Consideration has been agreed upon by the parties and allocated among the Companies as set forth in Schedule 2.1. The parties agree that the values reflected in Schedule 2.1 were separately established as a result of good faith bargaining and that in reporting the transactions contemplated hereby to the Internal Revenue Service as required by the Internal Revenue Code, they will use such amounts (subject to adjustment pursuant to Section 2.4) and cooperate with each other in meeting the requirements of the Internal Revenue Code and the regulations promulgated thereunder.

     5.17 Deposit of $5 Million. Pursuant to the terms of a Memorandum of Intent dated as of August 31, 1999, between the Buyer, the Companies and the Shareholders, the Buyer deposited with the Shareholders $5 million cash (the "Deposit"). Upon any termination of this Agreement pursuant to clause (iii) of
Section 9.1 as a result of a material breach by Buyer of its obligations under this Agreement, such Deposit and any interest earned thereon shall be forfeited to the Shareholders as liquidated damages in lieu of any claim which the Shareholders or the Companies might otherwise seek to maintain against the Buyer or any other Person. Simultaneously with the Closing, or immediately upon any termination of this Agreement other than as specified in the preceding sentence, such Deposit together with any accrued interest earned thereon shall be returned to the Buyer.

     5.18 Excluded Assets; Related Land. No later than the day preceding the Closing Date Shareholders shall (i) cause the Companies to distribute to the appropriate Shareholders the Excluded Assets and (ii) have contributed or sold, or caused the appropriate entities to have contributed or sold, the Related Land to such of the Companies as Buyer shall designate pursuant to documentation (including general warranty deeds) in form and substance satisfactory to Buyer. The Shareholders respectively will report on their income tax returns for the period including the day before the Effective Date the distributions of Excluded Assets, will pay the Taxes in respect thereof and will indemnify Buyer against any liability or expense in respect thereof.

                                  ARTICLE VI
                      CONDITIONS TO OBLIGATIONS OF BUYER

     The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject, in the sole discretion of Buyer, to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived by Buyer in accordance with Section 10.8:

     6.1 Representations and Warranties. The representations and warranties of Shareholders contained in Article III hereof shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) and in all material respects (in the case of any representation or warranty without any materiality qualification) as of the date of this Agreement and as of the date of Closing; provided that "knowledge,"
                                                 --------
"best knowledge" and similar terms and phrases shall be deemed to be deleted therefrom; provided further that to the extent that any such
                   -------- -------
representations and warranties were made as of a specified date, such representations and warranties shall continue on the date of Closing to have been true as of such specified date.

     6.2 Performance of this Agreement. Shareholders shall have, in all material respects, performed all covenants and agreements and complied with all conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

     6.3 Consents and Approvals. All registrations, filings, applications, notices, consents, orders, approvals, qualifications, waivers and Licenses and Permits listed in Schedule 3.4 or otherwise necessary to effect the transactions contemplated hereby shall have been filed, made or obtained and all waiting periods specified by law or regulation with respect thereto shall have expired or been terminated.

     6.4 Injunction, Litigation, etc. No Actions by any Governmental Authority or any other Person shall have been instituted for the purpose of enjoining or preventing, or which question the validity or legality of, the transactions contemplated hereby and which could reasonably be expected to damage the Companies materially or prevent Buyer from owning and controlling the Companies.

     6.5 Legislation. No statute, rule or regulation shall have been proposed (and reasonably believed to be likely of enactment) or enacted which prohibits or might prohibit, restrict or materially delay the consummation of the transactions contemplated by this Agreement.

     6.6 Proceedings. All corporate or similar proceedings of the Companies or the Shareholders that are required in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Buyer and its counsel; and Buyer, having used its reasonable best efforts, shall have obtained the approval of Buyer's shareholders required under law and/or applicable standards of the New York Stock Exchange.

     6.7 Opinion of Counsel. Shareholders shall have delivered to Buyer an opinion of The Sanford Holshouser Law Firm PLLC, counsel for the Shareholders, dated as of the date of Closing, substantially with respect to the matters set forth in Exhibit F hereto, and stating that such opinion is made for the benefit of Buyer and Buyer's institutional lenders and that Buyer's institutional lenders shall be entitled to rely thereon as if such opinion were addressed to them.

     6.8 Closing Deliveries. Buyer shall have received, at or prior to the Closing, the following:


               (i) a certificate executed by the Secretary of each of the Companies certifying as of the date of Closing (A) a true and correct copy of the certificate or articles of incorporation of each of the Companies, (B) a true and correct copy of the bylaws of each of the Companies, and (C) incumbency matters;

               (ii)   a certificate executed by the Shareholders'
          Representatives certifying that, as of the date of Closing, (i) he or she has made inquiry of the appropriate Personnel of the Companies and
          (ii) the conditions set forth in Sections 6.1, 6.2, 6.3 and 6.9 have been satisfied;

               (iii) a copy of the certificate or articles of incorporation of each of the Companies and all amendments thereto, each certified as of a recent date by the Secretary of State of the applicable jurisdiction of organization or other appropriate governmental official;

               (iv) a certificate of the appropriate Secretary of State or other appropriate governmental official certifying the good standing of the Companies in their respective jurisdictions of organization and all other states where they are qualified to do business;

               (v) physical possession of all original minute books, corporate seals and stock ownership records of the Companies, as well as the actual stock certificates representing all the shares of capital stock of the Companies;

               (vi) physical possession of all Books and Records (other than those covered by clause (vi) above), Licenses and Permits, policies, Contracts, plans or other instruments of the Companies that are in the possession of the Companies, all such materials to be deemed delivered to Buyer if they are present at any of the farms, plants, offices, processing or manufacturing facilities, stores, warehouses or administration buildings owned or leased by the Companies;

               (vii) UCC-11 searches with respect to the Companies, the Business and the Assets used in the Business; and

               (viii) all other documents and certificates required to be delivered by Shareholders pursuant to the terms of this Agreement.

     6.9 Material Adverse Change. There shall not have been any Material Adverse Change in the Assets, liabilities, condition (financial or otherwise), results of operations or business of the Companies since August 28, 1999, nor any occurrence or circumstance that with the passage of time might reasonably be expected to result in such change, and there shall not be any material liability not shown in the Interim Financial Statements or otherwise disclosed herein; provided, that a decline in the market prices paid for live hogs shall not in
--------
and of itself be such a Material Adverse Change.

     6.10 Financing and Other Agreements. Buyer shall have obtained and consummated financing arrangements, or amended its existing financing arrangements, on terms and conditions satisfactory to Buyer, sufficient to enable the Buyer to consummate the transactions contemplated hereby (including without limitation to assume or refinance the indebtedness of the Companies) without causing a default, penalty or premium to occur under any agreements or arrangements to which Buyer is a party or by which Buyer is bound, all as determined by Buyer in its sole discretion.

     6.11 Resignations. Each director and officer of each of the Companies shall have submitted his or her resignation effective as of the Closing.

     6.12 Due Diligence.

          (a) Buyer shall not have discovered in any due diligence investigation of the business, properties and financial data of the Companies after the date of this Agreement pursuant to Section 5.4 hereof or otherwise any matters or facts that are not satisfactory to the Buyer in all material respects.

          (b) Buyer on or prior to the Closing Date shall have received all relevant environmental surveys and studies that it shall have requested, and all such surveys and studies shall report findings satisfactory to the Buyer in all material respects.

     6.13 Tax Matters. The Mergers shall qualify as tax-free reorganizations under Section 368(a) of the Internal Revenue Code. Shareholders shall have provided Buyer with (i) all forms, certificates and/or other instruments required to pay all transfer and recording Taxes and charges arising from the transactions contemplated by this Agreement, together with evidence satisfactory to Buyer that such transfer Taxes and charges have been paid, (ii) a clearance certificate or similar document(s) which may be required by any state taxing authority to relieve Buyer of any obligation to withhold any portion of the payments to Shareholders pursuant to this Agreement and (iii) a statement prepared in accordance with Section 1445 of the Internal Revenue Code and Treasury Regulations thereunder certifying that the Companies are not, and were not at any time after January 1, 1993, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Internal Revenue Code.

     6.14 Agreement with Shareholders. Shareholders shall have executed and delivered to Buyer the Agreement with Shareholders substantially in the form of Exhibit C hereto, which shall be in full force and effect.

     6.15 Escrow Agreement. Shareholders shall have executed and delivered to Buyer and the Escrow Agent the Escrow Agreement substantially in the form of Exhibit A hereto.

     6.16 Escrow Deposit. The Escrow Deposit shall have been deposited with the Escrow Agent.

     6.17 Agreement Regarding Related Party Grower Contracts. Shareholders shall have executed and delivered to Buyer the Agreement regarding Related Party Grower Contracts substantially in the form of Exhibit D hereto.

     6.18 Non-Competition Agreement. Each of Wendell H. Murphy and Harry D. Murphy shall have executed and delivered to Buyer a Noncompetition Agreement substantially in the form of Exhibit E hereto, which shall be in full force and effect.

     6.19 Title Insurance. The Companies shall have obtained from one or more nationally recognized title insurance companies reasonably satisfactory to Buyer a fee owner's title insurance policy, in each case in form and substance reasonably satisfactory to Buyer, together with endorsements reasonably requested by Buyer, including, without limitation, "extended coverage," access, zoning, non-imputation, comprehensive and contiguity endorsements, in an amount determined by Buyer, insuring the Companies, showing that the Companies have good and marketable fee simple title to the Real Property, free and clear of all Encumbrances other than Permitted Encumbrances. In connection therewith, Shareholders shall facilitate Buyer's dealing directly with the title insurance company and shall provide to the title insurance company such affidavits and indemnifications in customary form and substance as shall be required by the title insurance company.

     6.20 Sale of Feedmills. The assets comprising the feedmill operations of Murphy Farms, Inc. and Chief Milling Partners, Inc. shall have been sold to Pork Plus, Inc., a North Carolina corporation, and Pork Plus, Inc. shall have entered into a milling contract and administrative services agreement with Murphy Farms, Inc. all on terms satisfactory to Buyer.

     6.21 Minimum Number of Sows. The Companies shall own not less than 327,000 producing sows as of the Closing Date.

                                  ARTICLE VII
                   CONDITIONS TO OBLIGATIONS OF SHAREHOLDERS

     The obligation of Shareholders to consummate the transactions contemplated by this Agreement shall be subject, in the sole discretion of Shareholders, to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived by Shareholders in accordance with
Section 10.8.

     7.1 Representations and Warranties. The representations and warranties of Buyer contained in Article IV hereof shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) and in all material respects (in the case of any representation or warranty without any materiality qualification) as of the date of this Agreement and as of the date of Closing; provided that "knowledge," "best
                                         --------
knowledge" and similar terms and phrases shall be deemed to be deleted therefrom; provided further that to the extent that any such representations and
           -------- -------
warranties were made as of a specified date, such representations and warranties shall continue on the date of Closing to have been true as of such specified date.

     7.2 Performance of this Agreement. Buyer shall have, in all material respects, performed all covenants and agreements and complied with all conditions required by this Agreement to be performed or complied with by it prior to or on the date of Closing.

     7.3 Consents and Approvals. All registrations, filings, applications, notices, consents, orders, approvals, qualifications or waivers listed in
Schedule 4.4 or otherwise necessary to effect the transactions contemplated hereby shall have been filed, made or obtained and all waiting periods specified by law or regulation with respect thereto shall have expired or been terminated.

     7.4 Injunction, Litigation, etc. No Actions by any Governmental Authority or any other Person shall have been instituted for the purpose of enjoining or preventing, or which question the validity or legality of, the transactions contemplated hereby and which could reasonably be expected to damage Shareholders or the Companies materially if the transactions contemplated hereby are consummated.

     7.5 Legislation. No statute, rule or regulation shall have been proposed (and reasonably believed to be likely of enactment) or enacted which prohibits or might prohibit, restrict or materially delay the consummation of the transactions contemplated this Agreement.

     7.6 Proceedings. All corporate or similar proceedings of Buyer that are required in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Shareholders and their counsel.

     7.7 Opinion of Counsel. Buyer shall have delivered to Shareholders an opinion of McGuire, Woods, Battle & Boothe LLP, counsel for Buyer, dated as of the Closing Date, substantially with respect to the matters set forth in Exhibit G attached hereto.

     7.8 Closing Deliveries. Shareholders shall have received, at or prior to the Closing, the following:

                    (i) a certificate executed by the Secretary of Buyer certifying as of the Closing Date (i) a true and correct copy of the articles of incorporation as amended of Buyer, (ii) a true and correct copy of the bylaws of Buyer, (iii) a true and correct copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby and (iv) incumbency matters;

                    (ii) a certificate executed by a Vice President of Buyer certifying that, as of the date of Closing, the conditions set forth in Sections 7.1, 7.2, and 7.3 with respect to Buyer have been satisfied;

                    (iii) a copy of the articles of incorporation of Buyer and all amendments thereto, each certified as of a recent date by the Clerk of the State Corporation Commission of the Commonwealth of Virginia; and

                    (iv) all other documents and certificates required to be delivered by Buyer pursuant to the terms of this Agreement.

     7.9 Escrow Agreement. Buyer shall have executed and delivered to Shareholders and the Escrow Agent the Escrow Agreement substantially in the form of Exhibit A hereto.

     7.10 Escrow Deposit and Estimated Consideration Price. The Escrow Deposit shall have been deposited with the Escrow Agent, and the balance of the Estimated Consideration shall be ready for delivery to Shareholders.

     7.11 Registration Rights Agreement. Buyer shall have executed and delivered to Shareholders the Registration Rights Agreement substantially in the form of Exhibit B hereto.

     7.12 Material Adverse Change. There shall not have been any Material Adverse Change in the Assets, liabilities, condition (financial or otherwise), results of operations or business of Buyer after the date hereof, nor any occurrence or circumstance that with the passage of time might reasonably be expected to result in such change; provided that a decline in the market price
                                   --------
for Buyer Common Shares shall not in and of itself be such a Material Adverse Change.

     7.13 Tax Free Reorganizations. The Mergers shall qualify as tax-free reorganizations under Section 368(a) of the Internal Revenue Code.

     7.14 Agreement regarding Related Party Grower Contracts. Buyer shall have executed and delivered to the Shareholders to be parties thereto the Agreement regarding Related Party Grower Contracts substantially in the form of Exhibit D hereto.


                                 ARTICLE VIII
                 SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

     8.1 Survival of Representations. Except as set forth in the next sentence of this Section 8.1, the representations and warranties of Shareholders contained in this Agreement (including the Schedules hereto) or any certificate or instrument delivered pursuant hereto will not survive the Closing. The representations and warranties contained in Sections 3.1, 3.2, 3.3 and 3.24 shall survive the Closing indefinitely; the representations and warranties contained in Sections 3.4, 3.5, 3.13, 3.14 and
3.32 until the earlier of (i) the 60/th/ day after receipt by Buyer of the audited financial statements for Buyer for the fiscal year ending April 29, 2001 and (ii) September 30, 2001; and the representations and warranties in Section
3.23 shall survive until 90 days after the expiration of the last of the limitation periods contained in the Internal Revenue Code or other applicable Tax law during which an assessment or reassessment can be made (the respective dates on which the representations and warranties hereunder lapse are hereinafter referred to as the "Survival Date"). Notwithstanding the provisions of the preceding sentence, any representation or warranty in respect of which indemnification may be sought under Section 8.2 shall survive the Survival Date if written notice, given in good faith, of the specific breach thereof is given to the indemnifying party prior to the Survival Date, whether or not liability has actually been incurred. All representations and warranties of Buyer contained in this Agreement (including the Schedules hereto) or any certificate or instrument delivered pursuant hereto will survive until September 30, 2001; provided that the representations and warranties contained in Sections 4.1 and
--------
4.5 shall survive the Closing indefinitely.

     8.2  Indemnification by Shareholders.

          (a) Subject to the limitations contained in this Article VIII, Shareholders will jointly and severally indemnify and hold harmless Buyer, its Subsidiaries, Affiliates, each of their respective partners, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Buyer Indemnified Parties") from and against, and pay or reimburse (in Buyer Common Shares to be valued at $31.11 per share, subject to customary adjustment in the event of a stock split, etc.) the Buyer Indemnified Parties for, any and all Covered Liabilities actually incurred or paid by the Buyer Indemnified Parties as a result of:

               (i) any inaccuracy contained in, omission from or breach of, a representation and warranty made by Shareholders in this Agreement or in any document delivered pursuant hereto; provided that in determining
                                             --------
     whether an inaccuracy, omission or breach has occurred and the amount of any Covered Liabilities, any knowledge (except actual knowledge with respect to Contract Farms), materiality, material adverse effect, substantial compliance or similar exception or qualification contained in or otherwise applicable to such representation or warranty shall be disregarded;

               (ii) the nonfulfillment, nonperformance or other breach of any covenant or agreement of Shareholders contained in this Agreement and

               (iii) any liability or obligation that is a Retained Liability set forth in Schedule 8.2(a);

provided that (i) each Shareholder other than Wendell H. Murphy and Harry D.
--------
Murphy, shall be obligated to provide such indemnification only if he or she had actual knowledge of the inaccuracy or omission in such representation or warranty and (ii) no Shareholder shall be obligated to provide indemnification with respect to any Company in which he or she is not, and has never been, a shareholder.

          (b) The claims for indemnity by Buyer Indemnified Parties pursuant to this Section 8.2 are referred to as "Buyer Claims." The indemnity provided for in this Section 8.2 is not limited to matters asserted by third parties against any Buyer Indemnified Party, but includes Covered Liabilities actually incurred or sustained by any Buyer Indemnified Party in the absence of third party claims.

     8.3  Indemnification by Buyer.


          (a) Subject to the limitations contained in this Article VIII, Buyer will indemnify and hold harmless Shareholders, their Affiliates, each of their respective partners, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Shareholders Indemnified Parties") from and against, and pay or reimburse (in Buyer Common Shares to be valued at $31.11 per share, subject to customary adjustment in the event of a stock split, etc.) the Shareholders Indemnified Parties for, any and all Covered Liabilities actually incurred or paid by the Shareholders Indemnified Parties as a result of:

               (i) any inaccuracy contained in, omission from or breach of, a representation and warranty made by Buyer in this Agreement or in any document delivered pursuant hereto; provided that in determining whether an inaccuracy, omission or breach has occurred and the amount of any Covered Liabilities, any knowledge, materiality, material adverse effect, substantial compliance or similar exception or qualification contained in or otherwise applicable to such representation or warranty shall be disregarded; and

               (ii) the nonfulfillment, nonperformance or other breach of any covenant or agreement of Buyer contained this Agreement.

          (b) The claims for indemnity by Shareholders Indemnified Parties pursuant to this Section 8.3 are referred to as "Shareholders Claims." The indemnity provided for in this Section 8.3 is not limited to matters asserted by third parties against any Shareholders Indemnified Party, but includes Covered Liabilities actually incurred or sustained by any Shareholders Indemnified Party in the absence of third-party claims.

     8.4  Notice and Defense of Claims.

          (a) Whenever a claim shall arise for indemnification hereunder (a "Claim"), the party seeking indemnification (an "indemnified party") shall give reasonably prompt notice to the party from whom indemnification is sought (an

"indemnifying party") of such Claim and the facts, in reasonable detail, constituting the basis for such claim (a "Claim Notice"); provided that failure of an indemnified party to give prompt written notice of any Claim shall not release, waive or otherwise affect an indemnifying party's obligations with respect thereto except to the extent that the indemnifying party is adversely affected in its ability to defend against such Claim or is otherwise prejudiced thereby.

          (b) In the case of a Claim involving the assertion of a claim by a third party (whether pursuant to an Action or otherwise, a "Third-Party Claim"), if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated to indemnify the indemnified party under the terms of its indemnity hereunder in connection with such Third-Party Claim, then (i) the indemnifying party shall be entitled and, if it so elects, shall be obligated at its own cost, risk and expense, (A) to take control of the defense and investigation of such Third-Party Claim and (B) to pursue the defense thereof in good faith by appropriate actions or proceedings promptly taken or instituted and diligently pursued, including to employ and engage attorneys of its own choice reasonably acceptable to the indemnified party to handle and defend the same, and (ii) the indemnifying party shall be entitled (but not obligated), if it so elects, to compromise or settle such Third-Party Claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. In the event the indemnifying party elects to assume control of the defense and investigation of such lawsuit or other legal action in accordance with this Section 8.4(b), the indemnified party may, at its own cost and expense, participate in the investigation, trial and defense of such Third-Party Claim; provided that, if the named Persons to an Action include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, the indemnified party shall be entitled, at the indemnifying party's cost, risk and expense, to separate counsel of its own choosing. If the indemnifying party fails to assume the defense of such Third-Party Claim or fails to acknowledge to the indemnified party that it is obligated to indemnify the indemnified party in accordance with this Section 8.4(b) within 10 calendar days after receipt of the notice of such Third Party Claim, the indemnified party against which such Third-Party Claim has been asserted shall (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost, risk and expense, the defense, compromise and settlement of such Third-Party Claim on behalf of and for the account of the indemnifying party if the indemnifying party is held liable therefor; provided that such Third-Party Claim shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnifying party assumes the defense of the Third Party Claim, the indemnifying party shall keep the indemnified party reasonably informed of the progress of any such defense, compromise or settlement, and in the event the indemnified party assumes the defense of the Third Party Claim, the indemnified party shall keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. If the indemnifying party is held liable for the Third-Party Claim, the indemnifying party shall be liable for any settlement of any Third-Party Claim effected pursuant to and in accordance with this Section 8.4(b) and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless each indemnified party from and against any and all Covered Liabilities by reason of such settlement or judgment.

          (c) Any Covered Liabilities for which an indemnifying party is responsible shall, subject to the provisions of Section 8.5 hereof, be paid directly by the indemnifying party. Upon Final Determination (as defined below) of the amount of a claim for indemnification, the indemnifying party shall pay the amount of such claim within 20 days after the date of such Final Determination together with interest at the prime rate of The Chase Manhattan Bank from time to time, from (and including) the later of (i) the date of delivery of the Claim Notice or (ii) the date such Covered Liability was paid or incurred, to (and including) the date immediately preceding the date of payment; provided that no such interest shall be paid if such Claim is paid by Shareholders to a Third Party.

          (d) If the Claim involves a matter other than a Third Party Claim, the indemnifying party shall have thirty (30) days to object to such Claim by delivery of a written notice of such objection to such indemnified party specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Claim by the indemnifying party, and the Claim shall be paid in accordance with the further provisions hereof. If an objection is timely interposed by the indemnifying party, then the indemnified party and the indemnifying party shall negotiate in good faith for a period of thirty (30) business days from the date the indemnified party receives such objection prior to commencing any arbitration, formal legal action, suit or proceeding with respect to such Claim for indemnification. Upon Final Determination (as defined below) of the amount of a Claim for indemnification, the indemnifying party shall pay the amount of such Claim within thirty (30) days of the date of such Final Determination.

          (e) A "Final Determination" of a Claim shall be (i) a judgment of any court determining the validity of a disputed Claim, if no appeal is pending from such judgment or if the time to appeal therefrom has elapsed (it being understood that the indemnified party shall have no obligation to appeal); or
(ii) an award of any arbitrator or arbitration panel determining the validity of such disputed Claim, if the arbitration is binding and there is not pending any motion to set aside such award or if the time within which to move to set aside such award has elapsed; or (iii) a written termination of the dispute with respect to such Claim signed by all of the parties thereto or their attorneys; or (iv) a written acknowledgment of the indemnifying party that it no longer disputes the validity of such Claim; (v) settlement of the Claim reached and reduced to writing pursuant to negotiation of the parties or (vi) such other evidence of final determination of a disputed Claim as shall be reasonably acceptable to the parties.

     8.5  Calculation of Covered Liabilities.

          (a)  Insurance Proceeds.  To the extent that any Buyer Claim or
               ------------------
Shareholders Claim is covered by insurance held by such Buyer Indemnified Party or

Shareholders Indemnified Party, such indemnified party shall be entitled to indemnification pursuant to Section 8.2 or 8.3, as applicable, only with respect to the amount of the Covered Liabilities that are in excess of the cash proceeds received by such indemnified party pursuant to such insurance. If such indemnified party receives such cash insurance proceeds prior to the time such Claim is paid, then the amount payable by the indemnifying party pursuant to such Claim shall be reduced by the amount of such proceeds. If such indemnified party receives such cash insurance proceeds after such Claim has been paid, then upon the receipt by the indemnified party of any cash proceeds pursuant to such insurance up to the amount of Covered Liabilities incurred by such indemnified party with respect to such Claim, such indemnified party shall promptly repay any portion of such amount which was previously paid by the indemnifying party to such indemnified party in satisfaction of such Claim.

          (b)  Effect of Taxes. The amount of any indemnity payments for Covered
               ---------------
Liabilities under Section 8.2 or 8.3 above shall be (i) decreased to reflect the actual Tax Benefit, if any, to the indemnified party resulting from the Covered Liabilities giving rise to such indemnity payments and (ii) increased to reflect the actual Tax Loss, if any, payable by such indemnified party as a result of the receipt of such Covered Liabilities, in each case subject to the limitations on indemnification contained in Section 8.5. In either case, the amount shall be determined by the indemnified party taking into account only the taxable period in which such indemnity payment accrues (and prior periods) and not any subsequent periods. If an indemnity payment is made prior to the filing of relevant Tax Returns, the amount shall be determined on an estimated basis. Proper adjustments shall be made if the actual Tax Benefit or actual Tax Loss differ from the estimated amount. Any indemnity payment made pursuant to Section
8.2 or 8.3 shall be treated by Buyer and Shareholders as an adjustment to the Consideration.

     8.6 Exclusive Remedy following Closing. Except for covenants to be performed after the Closing ("Post-Closing Covenants") and actions grounded in fraud, the parties hereto acknowledge and agree that in the event the Closing occurs, the indemnification provisions in this Article VIII shall be the exclusive remedy of Buyer and Shareholders with respect to the transactions contemplated by this Agreement. With respect to Post-Closing Covenants and actions grounded in fraud, (i) the right of a party to be indemnified and held harmless pursuant to the indemnification provisions in this Agreement shall be in addition to and cumulative of any other remedy of such party at law or in equity and (ii) no such party shall, by exercising any remedy available to it under this Article VIII, be deemed to have elected such remedy exclusively or to have waived any other remedy, whether at law or in equity, available to it.

     8.7 No Circular Recovery. No Shareholder shall be entitled to make any claim for indemnification against Buyer, the Surviving Corporations or any of their respective Affiliates by reason of the fact that he or she was a controlling person, director, officer, employee, agent or other representative of the Companies (whether such claim is pursuant to any statute, charter, bylaw, contractual obligation or otherwise) with respect to any matter relating to or arising out of a matter which is subject to the provisions of Section 8.2.

                                  ARTICLE IX
                                  TERMINATION

     9.1  Termination. This Agreement may be terminated at any time prior to the
Closing:

               (i)    by the mutual written consent of Shareholders and Buyer;

               (ii) by Buyer, if any event occurs which renders impossible compliance with one or more of the conditions set forth in Article VI hereof, which condition or conditions are not waived by Buyer;

               (iii) by Shareholders, if any event occurs which renders impossible compliance with one or more of the conditions set forth in
          Article VII hereof, which condition or conditions are not waived by Shareholders; or

               (iv) by Shareholders or Buyer if the Closing has not occurred by 11:59 p.m. on May 31, 2000; provided that no party hereto may
                                         --------
          terminate this Agreement pursuant to this clause (iv) if the sole condition to such party's obligation to close then not satisfied or waived is (A) the failure of a Governmental Authority to issue any consent order, approval or waiver necessary for the consummation of the transactions contemplated hereby, or (B) the Institution of an Action by a Governmental Authority for the purpose of enjoining or preventing, or which questions the validity or legality of, the transactions contemplated hereby, if there appears to be a reasonable prospect that such consent, order, approval, or waiver will be issued, or that such Action will be withdrawn, dismissed or finally adjudicated, within a reasonable time after May 31, 2000.

     9.2 Procedure: Effect of Termination. If this Agreement is terminated as provided in Section 9.1 or 9.3, written notice thereof shall forthwith be given by the terminating party to the other party, and this Agreement shall thereupon terminate and become void and of no further force and effect and there shall be no further liability or obligation on the part of either party hereto except for the obligations under Sections 5.5, 5.7, 5.17, 9.1 and 9.3; provided that,
                                                            --------
subject to the provisions of Section 5.17, termination of this Agreement by Buyer or Shareholders pursuant to clause (ii) or (iii) of Section 9.1 or pursuant to Section 9.3, respectively, shall not relieve any defaulting or breaching party (the "Breaching Party"), whether or not it is the terminating party, of liability for damages actually incurred by the other party as a result of breach of this Agreement by the Breaching Party.

     9.3 Additional Termination Right. In addition to any other rights of termination provided for hereunder or otherwise, the Buyer shall have the right to terminate this Agreement according to the procedures set forth in the next sentence. Buyer may at any time prior to Closing give Shareholders written notice that Buyer has discovered adverse facts or matters during the course of its due diligence review which Buyer has reasonably determined are expected to require an amount in excess of $10 million to cure or correct, specifying the adverse facts or matters to be cured and, in the alternative, an amount by which the Buyer proposes to reduce the Consideration in lieu of such cure or correction; Shareholders shall thereupon have five (5) Business Days to notify Buyer in writing whether Shareholders will (i) undertake to cure or correct such matters to the reasonable satisfaction of Buyer, (ii) instead accept the specified reduction in the Consideration, or (iii) decline as to both (i) and
(ii). If Shareholders decline pursuant to the foregoing clause (iii), or choose clause (i) but do not perform or cause to be performed the obligations thereunder to the reasonable satisfaction of Buyer, or if Shareholders fail to give the required notice hereunder within five Business Days, then Buyer shall forthwith have the option to terminate this Agreement upon written notice to Shareholders of the same.

                                   ARTICLE X
                              GENERAL PROVISIONS

     10.1 Notices. All notices required to be given hereunder shall be in writing and shall be deemed to have been given if (i) delivered personally or by documented courier or delivery service, (ii) transmitted by facsimile during normal business hours or (iii) mailed by registered or certified mail (return receipt requested and postage prepaid) to the following listed persons at the addresses and facsimile numbers specified below, or to such other persons, addresses or facsimile numbers as a party entitled to notice shall give, in the manner hereinabove described, to the others entitled to notice:

          (a) If to Shareholders or to the Shareholders' Representatives, to:

                    Wendell H. Murphy
                    Murphy Farms, Inc.
                    P.O. Box 759
                    U.S. Highway 117 South
                    Rose Hill, North Carolina 28458
                    Facsimile No: (910) 289-6401
               with a copy to:

                    The Sanford Holshouser Law Firm PLLC
                    219 Fayetteville Street
                    Suite 1000
                    P. O. Box 2447
                    Raleigh, North Carolina 27602
                    Attention: Reef C. Ivey, II
                    Facsimile No. (919) 829-0272

     (b)    If to Buyer, to:

                    Smithfield Foods, Inc.
                    200 Commerce Street
                    Smithfield, Virginia 23430
                    Attention:  Richard J. M. Poulson
                    Facsimile No.: (757) 365-3017

               and to:

                    Smithfield Foods, Inc.
                    200 Commerce Street
                    Smithfield, Virginia 23430
                    Attention:  Michael H. Cole
                    Facsimile No. (757) 365-3025

               with a copy to:

                    McGuire, Woods, Battle & Boothe LLP
                    One James Center
                    Richmond, Virginia 23219
                    Attention:  Leslie A. Grandis
                    Facsimile No. (804) 775-1061

If given personally or by documented courier or delivery service, or transmitted by facsimile, a notice shall be deemed to have been given when it is received. If given by mail, it shall be deemed to have been given on the third business day following the day on which it was posted.

     10.2 Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. For purposes of this Agreement, the words "includes" and "including" shall mean "including without limitation." As used herein, "knowledge of Shareholders" shall mean (i) with respect to each of Wendell H. Murphy and Harry D. Murphy, the actual knowledge of such Shareholder together with the actual knowledge of the executive officers of the Companies identified in Schedule 10.2(a) hereto after inquiry of other Personnel of the Companies who would reasonably be expected to have the relevant information, and (ii) with respect to any other Shareholder, his or her actual knowledge solely; and "knowledge of Buyer" shall mean the actual knowledge of the executive officers of Buyer identified in Schedule 10.2(b) hereto after inquiry of other Personnel of Buyer who would reasonably be expected to have the relevant information. All accounting terms not defined in this Agreement (either in Article I or in the context in which it is used) shall have the meaning determined by GAAP. All capitalized terms defined herein are equally applicable to both the singular and plural forms. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

     10.3 Entire Agreement. This Agreement together with the Schedules and Exhibits hereto contain the entire agreement among the parties with respect to the subject matter hereof, and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein; provided that the forms of agreements and opinions attached
                    --------
hereto as Exhibits or Schedules shall be superseded by the copies of such agreements and opinions executed and delivered by the respective parties thereto, the execution and delivery of such agreements and opinions by the parties thereto to be conclusive evidence of such parties' approval of any change or modification therein.

     10.4 No Third Party Beneficiaries. Except as set forth in Article VIII, nothing in this Agreement (whether expressed or implied) is intended to confer upon any person other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement nor is anything in this Agreement intended to relieve or discharge the liability of any party hereto, nor shall any provision hereof give any person any right of subrogation against, or action over against any party. Without limiting the generality of the foregoing, nothing contained herein shall confer any third-party beneficiary right (actual or implied) upon any employee of the Companies or obligate the Companies to continue any such employee in its employ for any specified period of time or at any specified salary, wages or benefits after the Closing Date.

     10.5 Shareholders' Representatives. Wendell H. Murphy and Harry D. Murphy shall be the designated representatives of all the Shareholders (the "Shareholders' Representatives") with authority to make all decisions and determinations and to take all actions (including giving consents and waivers or agreeing to any amendments to this Agreement or to the termination hereof) required or permitted hereunder on behalf of any Shareholder, and any such action, decision or determination so made or taken shall be deemed the action, decision or determination of each such Shareholder, and any notice, document, certificate or information required to be given to any Shareholders shall be deemed so given if given to the Shareholders' Representatives. The Shareholders agree that the Shareholders' Representatives shall not have any liability to the Shareholders for any action, or failure to act, in their capacity as Shareholders' Representatives.

     10.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, as applicable; provided that
                                                        --------
Shareholders shall not assign their rights or delegate their obligations under this Agreement without the express prior written consent of Buyer; provided
                                                                   --------
further, that in the event of assignment by Buyer, Buyer shall not be released
-------
from its obligations under this Agreement.

     10.7 Severability. In the event that this Agreement or any other instrument referred to herein, or any of their respective provisions, or the performance of any such provision, is found to be invalid, illegal or unenforceable under applicable law now or hereafter in effect, the parties shall be excused from performance of such portions of this Agreement as shall be found to be invalid, illegal or unenforceable under the applicable laws or regulations without, to the maximum extent permitted by law, affecting the validity of the remaining provisions of the Agreement. Should any method of termination of this Agreement or a portion thereof be found to be invalid, illegal or unenforceable, such method shall be reformed to comply with the requirements of applicable law so as, to the greatest extent possible, to allow termination by that method. Nothing herein shall be construed as a waiver of any party's right to challenge the validity of such law.

     10.8 Amendment. This Agreement may be amended, modified or supplemented at any time by the parties hereto. This Agreement may be amended only by an instrument in writing signed by each of the parties hereto.

     10.9 Extension; Waiver. At any time prior to the Closing either Shareholders, on the one hand, or the Buyer, on the other, may (i) extend the time for the performance of any of the obligations of the Buyer, on the one hand, or Shareholders, on the other, (ii) waive a breach of a representation or warranty of such other party or parties hereto or (iii) waive compliance by such other party or parties hereto with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in a written instrument signed by such party or parties giving the extension or waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     10.10 Disclosure Schedules. Certain of the representations and warranties set forth in this Agreement contemplate that there will be attached Schedules setting forth information that might be "material" or have a "Material Adverse Effect" on the Companies, the Shareholders or the Buyer. The parties may, at their respective option, include in such Schedules items that are not material or are not likely to have such a Material Adverse Effect in order to avoid any misunderstanding, and any such inclusion shall not be deemed to be an acknowledgment or representation that such items are material or would have a Material Adverse Effect, to establish any standard of materiality or Material Adverse Effect or to define further the meaning of such terms for purposes of this Agreement.

     10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.12 Governing Law. This Agreement shall be governed in all respects by the laws of the State of North Carolina without regard to any laws or regulations relating to choice of laws (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina.

     10.13 Jurisdiction. The parties hereto irrevocably submit to the non-exclusive jurisdiction of the United States District Court for the Western District of North Carolina (or, if subject matter jurisdiction in that court is not available, in the courts of the State of North Carolina, Mecklenburg County) over any dispute arising out of or relating to this Agreement or any agreement or instrument contemplated hereby or entered into in connection herewith or any of the transactions contemplated hereby or thereby. Each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum in connection therewith. THE PARTIES HERETO WAIVE THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY'S RIGHTS UNDER THIS AGREEMENT. Each Shareholder hereby designates Reef C. Ivey, II as its agent for service of process, which agent may be substituted at any time upon ten days' notice to Buyer, but which substitute agent shall in no event be located outside the Commonwealth of Virginia or State of North Carolina, and each Shareholder irrevocably consents to the service of any and all process in any action or proceeding arising out of or relating to this Agreement by the delivery of such process to such agent.

     10.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that each of the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy available at law or in equity.

                                 [END OF PAGE]

                           [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date first above written.

                       SMITHFIELD FOODS, INC.


                       By: /s/  Joseph W. Luter, III
                           --------------------------------------------
                       Name:  Joseph W. Luter, III
                       Title: Chairman of the Board and Chief Executive
                              Officer

                       /s/  Wendell Murphy
                       ------------------------------------------------
                            Wendell Murphy


                       /s/  Harry D. Murphy
                       ------------------------------------------------
                            Harry D. Murphy


                       /s/  Joyce M. Norman
                       ------------------------------------------------
                            Joyce M. Norman


                       /s/  Wendell H. Murphy, Jr.
                       ------------------------------------------------
                            Wendell H. Murphy, Jr.


                       /s/  Wendy Murphy Crumpler
                       ------------------------------------------------
                            Wendy Murphy Crumpler


                       /s/  Stratton K. Murphy
                       ------------------------------------------------
                            Stratton K. Murphy


                       /s/  Marc D. Murphy
                       ------------------------------------------------
                            Marc D. Murphy


                       /s/  Angela Brown
                       ------------------------------------------------
                            Angela Brown

                                  APPENDIX A
                                  DEFINITIONS


     The following terms, as used herein, have the following meanings:

          "Action" means any complaint, claim, prosecution, indictment, action, suit, arbitration, investigation, governmental audit, inquiry or proceeding by or before any Governmental Authority.

          "Affiliate" of a Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

          "Ancillary Agreements" means the Escrow Agreement, the Registration Rights Agreement, the Agreement with Shareholders, the Noncompetition Agreements and the Agreement regarding Related Party Grower Contracts.

          "Assets" means all of the Companies' right, title and interest in and to all properties, assets and rights of any kind, whether tangible or intangible, real or personal, owned by the Companies or in which the Companies have any interest whatsoever, other than the items specifically identified as Excluded Assets on Schedule 1.1(a).

          "Audited Financial Statements" has the meaning set forth in Section
3.9.

          "Benefit Arrangement" means any employment, consulting, severance or other similar contract, arrangement or policy (written or oral) and each plan, arrangement, program, agreement or commitment (written or oral) providing for insurance coverage (including, without limitation, any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health or accident benefits (including, without limitation, any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Internal Revenue Code providing for the same or other benefits) or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (ii) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Companies or any ERISA Affiliate or under which the Companies or any ERISA Affiliate may incur any liability, and (iii) covers any employee or former employee of the Companies or any ERISA Affiliate (with respect to their relationship with any such entity).

          "Books and Records" means all books, records, lists, ledgers, files, reports, plans, drawings and operating records of every kind (in any form or medium) relating to the Companies, the Assets, Business operations, customers, suppliers and personnel, including (i) all corporate books and records of the Companies, (ii) all disk or tape files, printouts, runs or other computer-based information and the Companies' interest in all computer programs required to access, and the equipment containing, all such computer-based information, (iii) all product, business and marketing plans, (iv) all environmental control records, (v) all sales, maintenance and production records, (vi) equipment warranty information, (vii) litigation files,
(viii) customer and supplier lists and information and (ix) personnel records.

          "Breaching Party" has the meaning set forth in Section 9.2.

          "Business" means the hog production business conducted by the Companies.

          "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Raleigh, North Carolina or New York, New York are authorized by Law to close.

          "Buyer's Auditors" means Arthur Andersen LLP.

          "Buyer Claims" has the meaning set forth in Section 8.2(b).

          "Buyer Common Shares" means the Common Stock, par value $.50 per share, of the Buyer.

          "Buyer Indemnified Parties" has the meaning set forth in Section
8.2(a).

          "Buyer SEC Filings" has the meaning set forth in Section 4.2.

          "Buyer Sub" and "Buyer Subs" have the meanings set forth in the Recitals.

          "Capital Lease" means any lease of which any of the Companies is the lessee which is required to be capitalized on the balance sheet in accordance with GAAP.

          "Cash to Accrual Tax Liability" means the net present value (based on a 7% discount rate and a combined federal and state corporate income tax rate of 39.5%) of the tax liability that will be incurred by Buyer under Sections 447 and 481 of the Internal Revenue Code when it converts from the cash method to the accrual method of accounting with respect to the Companies for federal income tax purposes as of the Effective Date, as determined in accordance with the methodology set forth in Schedule 1.1(b).

          "Cash to Accrual Tax Liability Adjustment" means the number of Buyer Common Shares equal to (i) the amount (which may be positive or negative) by which the Cash to Accrual Tax Liability is more or less than $64,930,653, divided by (ii) $31.11. Subject to the impact on the calculation of Consideration of the Companies Debt Adjustment, the Surviving Corporations Earnings Adjustment and the Working Capital Adjustment, if the Cash to Accrual Tax Liability is more than $64,930,653, there will be a decrease in the number of Buyer Common Shares, and if the Cash to Accrual Tax Liability is less than $64,930,653, there will be an increase in the number of Buyer Common Shares, comprising the Consideration.

          "Claim" has the meaning set forth in Section 8.4.

          "Claim Notice" has the meaning set forth in Section 8.4.

          "Closing" has the meaning set forth in Section 2.3.

          "Closing Date" has the meaning set forth in Section 2.3.

          "Companies" has the meaning set forth in the Recitals, and "Company" means whichever of the Companies the context suggests.

          "Companies Debt" means the interest bearing indebtedness (plus any accrued interest or associated prepayment or other penalties or costs incurred in connection with the transactions contemplated hereby on such indebtedness) of the Companies, their respective Subsidiaries and certain other entities in which one or more of the Companies or their Subsidiaries own an interest, for borrowed money from third parties other than the Shareholders, the Companies or their respective Subsidiaries or Affiliates, computed pursuant to Schedule 1.1(d) and the percentages reflected therein; provided that Companies Debt shall not
                                   --------
include (i) indebtedness of the Companies to the Shareholders or indebtedness under the Companies lines of credit, in each case to the extent included as a current liability in calculating Working Capital as of the Effective Date as set forth in the Final Closing Date Adjustment Schedules or (ii) Murphy Funding Debt.

          "Companies Debt Adjustment" means the number of Buyer Common Shares equal to (i) the amount (which may be positive or negative) by which the Companies Debt on the Effective Date is more or less than $180,108,729, divided by (ii) $31.11. Subject to the impact on the calculation of Consideration of the Cash to Accrual Tax Liability Adjustment, the Surviving Corporations' Earnings Adjustment and the Working Capital Adjustment, if the Companies Debt as of the Effective Date is more than $180,108,729, there will be a decrease in the number of Buyer Common Shares, and if the Companies Debt as of the Effective Date is less than $180,108,729, there will be an increase in the number of Buyer Common Shares, comprising the Consideration.

          "Consideration" means 10,652,070 Buyer Common Shares adjusted for the
                                                               ------------
Working Capital Adjustment adjusted for the Cash to Accrual Tax Liability
                           ------------
Adjustment adjusted for the Companies Debt Adjustment adjusted for the Surviving
           ------------                               ------------
Corporations Earnings Adjustment.

          "Consideration Adjustment" has the meaning specified in Section
2.4(d).

          "Contract" means any agreement, contract, lease, note, loan, evidence of indebtedness, purchase order, letter of credit, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment, purchase and sales order, quotation and other executory commitment to which any of the Companies is a party or which relates to the Business or any of the Assets of the Companies, whether oral or written, express or implied, and which pursuant to its terms has not expired, terminated or been fully performed by the parties thereto.

          "Contract Farms" means those farms that are not owned or leased by the Companies with respect to which the Companies have entered into contracts with third parties under which the farm facilities are used to complete a stage of production of swine owned by the Companies.

          "Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 or 4971 of the Internal Revenue Code, (iv) the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Internal Revenue Code and (v) the
    -- ---
disclosure and reporting requirements of Sections 101 et seq. of ERISA, other
                                                      -- ---
than such liabilities that arise solely out of, or relate solely to, employees or former employees of the Companies.

          "Covered Liabilities" means any and all debts, losses, liabilities, claims, fines, royalties, deficiencies, damages (including diminution in value and/or increased insurance premiums), Actions, obligations, payments (including those arising out of any demand, assessment, settlement, judgment or compromise relating to any Action), costs (including costs of mitigation) and expenses (including interest and penalties due and payable with respect thereto and reasonable attorneys' and accountants' fees and any other out-of-pocket expenses incurred in investigating, preparing, defending, avoiding or settling any Action or in investigating, preserving or enforcing another party's obligations hereunder), matured or unmatured, accrued or unaccrued, liquidated or unliquidated, including any of the foregoing arising under, out of or in connection with any Action, order or consent decree of any Governmental Authority or award of any arbitrator of any kind, or any law, rule, regulation, contract, commitment or undertaking.

          "Debt Instruments" has the meaning set forth in Section 6.12.

          "Decrees" has the meaning set forth in Section 3.8.

          "Effective Date" means January 4, 2000.

          "Effective Time" has the meaning set forth in Section 2.1(b).

          "Election Companies" has the meaning set forth in Section 5.16(a).

          "Employee Plans" means all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

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

          "Encumbrance" means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

          "Environmental Laws" means all applicable federal, state, district, local and foreign laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, notices, permits or demand letters issued, promulgated or entered pursuant thereto, relating to health, safety, pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including (i) laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, industrial materials, wastes or other substances into the environment and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of pollutants, contaminants, chemicals, industrial materials, wastes or other substances, in each case as in effect on the Closing Date. By way of example only, Environmental Laws include the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended ("RCRA"), the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Atomic Energy Act of 1954, as amended, the Occupational Safety and Health Act, as amended, and all analogous laws promulgated or issued by any state or other governmental authority.

          "Environmental Permit" means all registrations, applications, filings, certifications, notices, orders, licenses, permits, approvals, consents, qualifications, authorizations and waivers of any Governmental Authority issued under or with respect to an Environmental Law.

          "Environmental Reports" means any and all written analyses, summaries or explanations, in the possession or control of the Companies, of (i) Hazardous Emissions, Handling Hazardous Substances or any environmental conditions in, on or about the properties of the Companies or (ii) the Companies' compliance with Environmental Laws.

          "Equipment" means all machinery, equipment, computer equipment (including hardware and software), furniture, vehicles, tools, dies, molds and parts, office and other supplies, spare parts, fuel and other tangible personal property (other than Excluded Assets) wherever located (including any of the foregoing purchased subject to any conditional sales agreement or title retention agreement in favor of any other Person).

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

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

          "ERISA Affiliate" means any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, or otherwise required to be aggregated with, any of the Companies as set forth in Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

          "Escrow Agent" means the Person appointed as the escrow agent under the Escrow Agreement.

          "Escrow Agreement" means the agreement entered into by or on behalf of Shareholders, on the one hand, and Buyer, on the other hand, substantially in the form of Exhibit A hereto.

          "Escrow Fund" means, at any time, the Buyer Common Shares held under the Escrow Agreement at such time.

          "Escrow Deposit" means 1,000,000 Buyer Common Shares of the Estimated Consideration.

          "Estimated Consideration" means 10,652,070 Buyer Common Shares adjusted for the estimated Working Capital Adjustment adjusted for the estimated
------------                                          ------------
Cash to Accrual Tax Liability Adjustment adjusted for the estimated Companies
                                         ------------
Debt Adjustment adjusted for the estimated Surviving Corporations Earnings
                ------------
Adjustment.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

          "Excluded Assets" means the items of real or personal property listed in Schedule 1.1(a).

          "Facilities" means all farms, plants, offices, processing or manufacturing facilities, stores, warehouses, administration buildings and all real property owned or leased by the Companies other than Excluded Assets; provided that for purposes of the representations and warranties set forth in
--------
Article III, Facilities shall include Contract Farms.

          "Final Closing Date Adjustment Schedules" has the meaning set forth in
Section 2.4(c).

          "Final Determination" has the meaning set forth in Section 8.4.

          "Financial Statements" means the Audited Financial Statements, any Unaudited Financial Statements and/or the Interim Financial Statements as the context requires.

          "Fixtures and Equipment" means all of the furniture, fixtures, furnishings, machinery, equipment, spare parts, supplies, appliances, vehicles and other tangible personal property owned by the Companies, wherever located, including all warranty rights with respect thereto.

          "GAAP" means generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

          "Governmental Authority" means any federal, state, local, foreign, supernational or supranational court or tribunal, governmental, regulatory or administrative agency, department, bureau, authority, commission or arbitral panel.

          "Handling Hazardous Substances" has the meaning set forth in Section 3.6.

          "Hazardous Emissions" has the meaning set forth in Section 3.6.

          "Hazardous Substances" means all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under Environmental Laws. By way of example only, the term Hazardous Substances includes petroleum, urea formaldehyde, flammable, explosive and radioactive materials, PCBs, pesticides, herbicides, asbestos, sludge, slag, acids, metals, solvents, waste waters and solid waste.

          "indemnified party" has the meaning set forth in Section 8.4.

          "indemnifying party" has the meaning set forth in Section 8.4.

          "Intellectual Property" means all trade names (including the trade names "Murphy Family Farms" and a large red "M"), trademarks and service marks, patents, patent rights, copyrights, whether domestic or foreign, (as well as applications, registrations or certificates for any of the foregoing), inventions, trade secrets, proprietary processes, software and other industrial and intellectual property rights.

          "Interim Financial Statements" has the meaning set forth in Section
3.9.

          "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

          "Inventory" means all livestock (including hogs, piglets and piglets in gestation), genetic lines and any associated biological materials, all inventories of feeds (including pre-purchased grain and feed ingredients), injectable and other treatments and similar materials, and any other raw materials, work-in-process and finished goods, wherever located (including items in transit).

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

          "Land Use Approvals" has the meaning set forth in Section 3.6(g).

          "Land Use Requirements" has the meaning set forth in Section 3.6(g).

          "Laws" has the meaning set forth in Section 3.8.

          "Lease" means a Real Property Lease or a Personal Property Lease.

          "Leased Real Property" has the meaning set forth in Section 3.13(b).

          "Licenses and Permits" means all registrations, applications, filings, certifications, notices, orders, licenses, permits, approvals, consents, qualifications, authorizations and waivers of any Governmental Authority, but does not include Environmental Permits.

          "Material Adverse Effect" or "Material Adverse Change" means as to any Person (i) any material adverse effect on or material adverse change with respect to (A) the business, operations, assets, applicable environmental or other regulatory requirements or risks, liabilities, condition (financial or otherwise), results of operations or prospects of such Person and its Subsidiaries, taken as a whole, or (B) the right or ability of such Person or any of its Subsidiaries to consummate the transactions contemplated hereby or
(ii) any event or condition which, with the passage of time, the giving or receipt of notice or the occurrence or nonoccurrence of any other circumstance, action or event, would reasonably be expected to constitute a "Material Adverse Effect" or "Material Adverse Change" with respect to such Person.

          "Material Contracts" has the meaning set forth in Section 3.19.

          "Merger Consideration" means the merger consideration allocated to the Companies as set forth on Schedule 2.1 hereto.

          "Mergers" has the meaning set forth in Section 2.1(a).

          "Multiemployer Plan" means any "multiemployer plan," as defined in
Section 4001(a)(3) or 3(37) of ERISA, which (i) any of the Companies or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which the Companies or any ERISA Affiliate may incur any liability and (ii) covers any employee or former employee of the Companies or any ERISA Affiliate (with respect to their relationship with any such entity).

          "Murphy Funding Debt" means the debt arising under the Transfer and Administration Agreement among the Companies and NationsBank, N.A. dated as of October 15, 1997, as amended.

          "NCBCA" means the North Carolina Business Corporation Act.

          "Neutral Auditors" means PricewaterhouseCoopers LLP.

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "Pension Plans" means any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which (i) any of the Companies or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which any of the Companies or any ERISA Affiliate may incur any liability (including, without limitation, any contingent liability) and (ii) covers any employee or former employee of any of the Companies or any ERISA Affiliate (with respect to their relationship with any such entity).

          "Permitted Encumbrances" means (i) statutory liens for current state and local property taxes or assessments not yet due or delinquent; (ii) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Companies; provided that the same shall
                                                  --------
be fully discharged of record before the Closing; (iii) exceptions shown on the surveys furnished by Shareholders to Buyer on or before the date hereof and which do not materially affect the use, value, enjoyment, occupancy or marketability of such property; and (iv) such other recorded liens, imperfections in title, charges, easements, restrictions and encumbrances which do not materially affect the use, value, enjoyment, occupancy or marketability of such property.

          "Person" means an individual, a corporation, a partnership, a limited liability company, a limited liability partnership, an association, a trust or any other entity or organization, including a governmental or political subdivision or an agency or instrumentality thereof.

          "Personal Property Lease" has the meaning set forth in Section 3.14(c)(i).

          "Personnel" of a corporation means all directors, officers and employees of such corporation and its Subsidiaries, and "Personnel" of any Person other than an individual or a corporation means all persons responsible for or performing duties and functions similar to those of directors, officers and employees for such Person and its Subsidiaries.

          "Pre-Closing Covenants" has the meaning set forth in Section 8.5.

          "Post-Closing Covenants" has the meaning set forth in Section 8.7.

          "Preliminary Closing Date Adjustment Schedules" has the meaning set forth in Section 2.4(a).

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

          "Real Property" has the meaning set forth in Section 3.13(a).

          "Real Property Lease" has the meaning set forth in Section 3.13(b)(i).

          "Related Land" means the parcels of real property set forth in
Schedule 1.1(b) and any additional parcels of real property owned by Shareholders or any Affiliate that are necessary to enable Shareholders to comply with the representation set forth in the first sentence of Section 3.16 to be transferred to the Companies as contemplated by Section 5.18.

          "Required Working Capital" means negative $7,987,096.

          "Resolution Period" has the meaning set forth in Section 2.4(b).

          "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

          "Shareholders' Auditors" means Ernst & Young LLP.

          "Shareholders Claims" has the meaning set forth in Section 8.3(b).

          "Shareholders Indemnified Parties" has the meaning set forth in
Section 8.3(a).

          "Shareholders' Expenses" has the meaning set forth in Section 5.7(c).

          "Shareholders' Representatives" has the meaning set forth in Section 10.5.

          "Subsidiary" means any corporation or other business entity, whether or not incorporated (other than an Excluded Asset), of which at least 50% of the securities or interests having, by their terms, ordinary voting power to elect members of the Board of Directors, or other persons performing similar functions with respect to such entity, is held directly or indirectly by such party.

          "Survival Date" has the meaning set forth in Section 8.1.

          "Surviving Corporations" has the meaning set forth in the Recitals.

          "Surviving Corporations Earnings" means the combined after-tax earnings or losses of the Surviving Corporations from the Closing Date through December 31, 1999, as determined in accordance with the methodology set forth in
Schedule 1.1(e).

          "Surviving Corporations Earnings Adjustment" means the number of Buyer Common Shares equal to (i) an amount (which may be positive or negative) equal to the Surviving Corporations Earnings, divided by (ii) $31.11. Subject to the impact on the calculation of Consideration of the Companies Debt Adjustment, the Working Capital Adjustment and the Cash to Accrual Tax Liability, if the Surviving Corporations Earnings Adjustment is negative, there will be a decrease in the number of Buyer Common Shares, and if the same is positive, there will be an increase in the number of Buyer Common Shares, comprising the Consideration.

          "Tangible Asset Value" has the meaning set forth in Section 5.16(c).

          "Tax Audit" has the meaning set forth in Section 5.16.

          "Tax Benefit" means the tax effect of any item of loss, deduction or credit or any other item (including any increase in tax basis of Assets of the Companies) which decreases Taxes paid or payable.

          "Tax Returns" means any and all returns, reports, declarations and information statements with respect to Taxes required to be filed by or on behalf of any of the Companies with any Governmental Authority, including consolidated, combined or unitary returns and all amendments thereto.

          "Tax Law" means the Internal Revenue Code, foreign, federal, state or local laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

          "Tax Loss" means the tax effect of any item (including any decrease in tax basis of Assets of the Companies) which increases Taxes paid or payable.

          "Taxes" means (i) all federal, state and local, whether domestic or foreign, taxes or assessments, including those relating to income, gross receipts, gross income, capital stock, franchise, profits, employees and payroll, withholding, foreign withholding, social security, unemployment, disability, license, real property, personal property, intangibles, stamp, excise, sales, use, transfer, occupation, value added, ad valorem, customs
                                                       -- -------
duties, premium, windfall profits, escheat, environmental (including taxes under Section 59A of the Internal Revenue Code), alternative minimum or estimated taxes or other similar tax, duty or governmental charge, together with any interest, penalties or additions to tax or additional amounts with respect to the foregoing, whether disputed or not and (ii) any obligations under any agreements or arrangements with respect to any Taxes described in clause (i) hereof.

          "Taxing Authority" means any Governmental Authority including social security administration, domestic or foreign, having jurisdiction over the assessment, determination, collection, or other imposition of Tax.

          "Third Party Claim" has the meaning set forth in Section 8.4.

          "Welfare Plan" means any "employee welfare benefit plan" as defined in
Section 3(1) of ERISA, which (i) any of the Companies or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which the Companies or any ERISA Affiliate may incur any liability and (ii) covers any employee or former employee of the Companies or any ERISA Affiliate (with respect to their relationship with any such entity).

          "Working Capital" means (a) the book value of all Assets other than
(i) fixed assets, (ii) Inventory, (iii) Excluded Assets and (iv) as to any partnerships, joint ventures or limited liability companies to which any Company is a party or in which any Company holds an investment, the proportionate share of third parties in the Assets (other than fixed assets and Inventory) thereof, minus (b) all liabilities of the Companies other than Companies Debt (including for this purpose only the Companies' proportionate share of such liabilities of any such partnership, joint venture or limited liability companies), all as determined in accordance with GAAP applied on a basis consistent with the Audited Financial Statements and the Interim Financial Statements and as adjusted in accordance with the "Working Capital Adjustment Rules" set forth in
Schedule 1.1(c).

          "Working Capital Adjustment" means the number of Buyer Common Shares equal to (i) an amount (which may be positive or negative) by which the Working Capital of the Companies on the Effective Date is more or less than the Required Working Capital, divided by (ii) $31.11. Subject to the impact on the calculation of Consideration of the Cash to Accrual Tax Liability Adjustment, the Companies Debt Adjustment, and the Surviving Corporations Earnings Adjustment, if the Working Capital as of the Effective Date is less than the Required Working Capital, there will be a decrease in the number of Buyer Common Shares comprising the Consideration and if the Companies Debt as of the Effective Date is more than the Required Working Capital, there will be an increase in the number of Buyer Common Shares comprising the Consideration.